Exhibit 10.7

EXECUTION COPY

NOTE PURCHASE AGREEMENT

Dated as of November 22, 2005

By and Between

Navtech Systems Support Inc.

And

The Purchasers Referred to Herein

TABLE OF CONTENTS

Section 1.	Definitions
1A.	Definitions

Section 2.	Authorization and Closing
2A.	Authorization, Purchase and Sale of the Notes
2B.	The Closing

Section 3.	Conditions of Each Purchaser’s Obligations at the Closing
3A.	Representations and Warranties
3B.	Compliance with Covenants
3C.	Consents and Approvals
3D.	[Reserved]
3E.	Registration Rights Agreement
3F.	Parent Guaranty and Subsidiary Guaranty
3G.	Sale of Notes and Warrants to Each Other Purchaser
3H.	Consummation of EAG Acquisition
3I.	Equity Investment
3J.	No Material Adverse Effect
3K.	Closing Documents
3L.	Proceedings
3M.	Company Counsel Opinions
3N.	Commitment Fees; Closing Expenses

Section 4.	Covenants
4A.	[Reserved.]
4B.	Restrictive Covenants
4C.	Affirmative Covenants
4D.	Financial Statements and Other Information
4E.	Use of Proceeds
4F.	Financial Covenants
4G.	[Reserved].
4H.	[Reserved].
4I.	Joinder of Additional Subsidiaries
4J.	Subordination Agreements

Section 5.	Nature of Restricted Securities; Transfer of Restricted Securities; General Transfer Procedure
5A.	General Provisions
5B.	Legend Removal

Section 6.	Representations and Warranties of the Company
6A.	Organization and Power
6B.	Capital Stock and Related Matters

i

6C.	Subsidiaries; Investments
6D.	Authorization; Non-contravention
6E.	Absence of Undisclosed Liabilities
6F.	No Material Adverse Change
6G.	Absence of Certain Developments
6H.	Tax Matters
6I.	Litigation, etc
6J.	Brokerage
6K.	Compliance with Laws
6L.	Assets
6M.	Real Property
6N.	Contracts and Commitments.
6O.	Intellectual Property Rights
6P.	Insurance
6Q.	Employee Benefits
6R.	Employees
6S.	Environmental and Safety Matters.
6T.	Affiliated Transactions
6U.	Customers and Suppliers
6V.	Accounts Receivable
6W.	Governmental Consents
6X.	Representations and Warranties of SAS in the Acquisition Agreement
6Y.	Disclosure

Section 7.	Redemption of the Notes
7A.	Mandatory Redemption
7B.	Optional Redemption
7C.	Special Redemptions.
7D.	Redemption Payments
7E.	Notice of Redemption
7F.	Interest After Redemption Date
7G.	Tax Gross-Up
7H.	Tax Gross-Up Adjustments

Section 8.	Put Right
8A.	Put Events
8B.	Obligation After Notice
8C.	Closing
8D.	Prohibitions on Payment
8E.	Put Price

Section 9.	Events of Default
9A.	Definition
9B.	Consequences of Events of Default Under the Notes

ii

Section 10.	Miscellaneous
10A.	Commitment Fees; Expenses
10B.	Remedies; Survival of Representations, Warranties and Covenants; Indemnification
10C.	Purchaser’s Representations; Legends
10D.	Entire Agreement
10E.	Successors and Assigns
10F.	Counterparts
10G.	Descriptive Headings; Interpretation
10H.	Notices; Business Days
10I.	Consent to Amendments and Waivers
10J.	Severability
10K.	Construction
10L.	Incorporation of Annexes, Schedules and Exhibits
10M.	Registered Holders; Ownership
10N.	GOVERNING LAW
10O.	JURISDICTION AND VENUE
10P.	WAIVER OF RIGHT TO JURY TRIAL
10Q.	Confidentiality
10R.	Consideration for Notes

iii

NOTE PURCHASE AGREEMENT

NOTE PURCHASE AGREEMENT, dated as of November 22, 2005 (this “Agreement”), by and among Navtech Systems Support Inc., an Ontario corporation (the “Company”), and the Persons listed on Annex 1 attached hereto (the “Purchasers”).  Unless otherwise indicated herein, capitalized terms used in this Agreement have the meanings set forth in Section 1.

WHEREAS, the Purchasers have agreed to purchase, and the Company has agreed to issue and sell to the Purchasers, Notes of the Company; and

WHEREAS, pursuant to a Warrant Agreement, dated as of the date hereof, the Purchasers have agreed to purchase, and the Parent has agreed to issue and sell to the Purchasers, Warrants of the Parent.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Section 1.               Definitions.

1A.          Definitions.  For the purposes of this Agreement, the following terms have the meanings set forth below:

“ABRY” means ABRY Mezzanine Partners, L.P.

“Accounts Receivable” has the meaning set forth in Section 6V.

“Accrued Amount” means, for any Note at any time, the principal amount of such Note, plus all accrued and unpaid interest thereon.

“Acquisition Agreement” means that certain Securities Purchase Agreement, dated as of the date hereof, by and among EAG Holdco, the Parent and SAS, as in effect on the date hereof.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Articles” means the Certificate of Incorporation of the Company, as amended, modified, restated, superseded or replaced from time to time.

“Board of Directors” means the board of directors of the Parent.

“By-laws” means the by-laws of the Company, as amended, modified, restated, superseded or replaced from time to time.

“Cambridge Information Group Preferred Stock” means the Series A Convertible Participating Preferred Stock of the Parent, $0.01 par value per share.

“Capital Lease(s)” means any lease of any property (whether real, personal or mixed) that, in conformity with GAAP, should be accounted for as a capital lease.

“Change of Control” shall be deemed to occur (a) upon the consummation of a transaction, whether in a single transaction or in a series of related transactions, pursuant to which a Person or group (as that term is used in Section 13(d)(3) of the Exchange Act) of Persons acquire assets constituting all or substantially all of the assets of the Company Group, (b) if a Person or group of Persons (other than Cambridge Information Group, Inc.) becomes the beneficial owner (whether by merger, consolidation, reorganization, redemption, transfer or issuance of equity securities or otherwise) of securities of the Parent (or any surviving or resulting corporation) representing more than 50% of the combined voting power of the outstanding securities of the Parent (or such surviving or resulting corporation) ordinarily having the right to vote in the election of directors, (c) if a majority of the members of the Board of Directors are not a sufficient number to control and direct the operations and affairs of the Parent or (d) if the Parent ceases to be the beneficial owner (whether by merger, consolidation, reorganization, redemption, transfer or issuance of equity securities or otherwise) of securities of the Company (or any surviving or resulting corporation) representing 100% of the combined voting power of the outstanding securities of the Company (or such surviving or resulting corporation) ordinarily having the right to vote in the election of directors.

“Claim” means any action, claim, lawsuit, demand, suit, charge, complaint, inquiry, hearing, investigation, notice of a violation or noncompliance, litigation, proceeding, arbitration, appeals or other dispute, whether civil, criminal, administrative or otherwise.

“Closing” has the meaning set forth in Section 2B.

“Closing Date” has the meaning set forth in Section 2B.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and of any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Fee Amount” has the meaning set forth in Section 10A.

“Commitment Letter” has the meaning set forth in Section 10D.

“Common Stock” means the Parent’s common stock, par value $0.001 per share, and any shares of any class of the Parent hereafter authorized which is not limited to a fixed sum with respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Parent.

“Common Stock Equivalents” means any capital or securities (other than Options) directly or indirectly convertible into or exchangeable for Common Stock.

“Company Group” means the Parent, Company and its Subsidiaries (which, for the avoidance of doubt and unless expressly stated otherwise, shall include (i) EAG following the acquisition thereof by the Company or any Affiliate thereof and (ii) any Subsidiary that becomes party hereto in accordance with Section 4I); provided that the “Company Group” shall not include EAG for purposes of Sections 3J and 6 herein.

“Company Intellectual Property Rights” has the meaning set forth in Section 6O(i).

“Company Software” has the meaning set forth in Section 6O(i).

“Consolidated” means, as applied to the Company and its Subsidiaries, consolidated in accordance with GAAP.

“Consolidated EBITDA” means, for any 12-month period, the Consolidated earnings of the Company Group for such period before any provision for (i) interest expense paid in cash for such period and (ii) amounts in respect of depreciation and amortization for such period, minus (x) income Taxes for such period paid or required to be paid in cash within one (1) year and minus (y) distributions and one time gains during such period, plus any non-recurring extraordinary expenses, the exclusion of which from the calculation of operating income has not been objected to by the Company Group’s independent auditors or the addition of which the Majority Noteholders have approved for purposes of computing Consolidated EBITDA, all of the foregoing determined on a Consolidated basis in accordance with GAAP; provided that for purposes of calculating Consolidated EBITDA hereunder, any income or losses associated with foreign exchange rates and any expenses associated with the issuance or exercise of any stock option, warrant or similar Equity Security issued by the Company Group shall be disregarded.

“Debt Security” means any note, bond, debenture or other instrument or security evidencing Indebtedness.

“EAG” means European Aeronautical Group AB, a limited liability company with its registered address STOOV, S-19587 Stockholm, Sweden, a company duly organized and registered under the Laws of Sweden, reg. no. 556278-5864.

“EAG Holdco” means Navtech (Sweden) A.B.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA and whether or not such plan is subject to ERISA) and any other employee benefit plan, program or arrangement of any kind.

“Environmental, Health, and Safety Requirements” means all federal, state, provincial, territorial and local or municipal Laws concerning public health and safety, worker health and safety, occupational health and safety, product liability, pollution, or protection or preservation of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, as such requirements are enacted and in effect on the Closing Date.

“Equity Security” means (i) any capital stock or other equity security, or ownership interests (including limited liability company, partnership and joint venture interests), (ii) any security directly or indirectly convertible into or exchangeable for any capital stock or other equity security or security containing any profit participation features, (iii) any warrants, options or other rights, directly or indirectly, to subscribe for or to purchase any capital stock, other equity security or security containing any profit participation features or directly or indirectly to subscribe for or to purchase any security directly or indirectly convertible into or exchangeable for any capital stock or other equity security or security containing profit participation features, and (iv) any stock appreciation rights, phantom stock rights or other similar rights.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” has the meaning set forth in Section 9A.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar Law then in force and the rules and regulations promulgated thereunder.

“Fiscal Quarter” means a fiscal quarter of the Company ending on the last day of January, April, July or October of any Fiscal Year.

“Fiscal Year” means a fiscal year of the Company ending on October 31 of any calendar year.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, applied on a consistent basis.

“Governmental Entity” means any agency, division, subdivision, group or office of the United States of America or Canada, any state, province, territory or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including any court.

“Guarantee” means any guarantee of the payment or performance of any Indebtedness or other obligation and any other arrangement whereby credit is extended to one obligor on the basis of any promise of such Person, whether that promise is expressed in terms of an obligation to pay the Indebtedness of such obligor, to provide reimbursement, or to purchase an obligation owed by such obligor, or to purchase goods and services from such obligor pursuant to a take-or-pay contract, or to maintain the capital, working capital, solvency or general financial condition of such obligor, whether or not any such arrangement is listed in the balance sheet of such Person, or referred to in a footnote thereto, but shall not include endorsements of items for deposit or collection in the Ordinary Course of Business; and the term “Guaranteed” shall have a correlative meaning.

“Increase Period” has the meaning set forth in Section 9B(iv).

“Incur” means, with respect to any Indebtedness or other Liability of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and “Incurrence,” “Incurred” and “Incurring” shall have meanings correlative to the foregoing).  The accrual of interest, the accretion or amortization of original issue discount and, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, will not be deemed to be an Incurrence of Indebtedness.

“Indebtedness” of a Person means at a particular time, without duplication, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness of such Person for borrowed money, (ii) any indebtedness evidenced by any Debt Security of such Person, (iii) any indebtedness for the deferred purchase price of property or services with respect to which such Person is liable, (other than trade payables and other current Liabilities Incurred in the Ordinary Course of Business), (iv) any commitment by which such Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (v) any Indebtedness of other obligation of any other Person Guaranteed in any manner by such Person (including Guarantees in the form of an agreement to repurchase or reimburse), (vi) such Person’s obligations under Capital Leases, (vii) any obligation secured by a Lien on such Person’s assets or (viii) such Person’s redemption, repurchase or similar obligations in respect of any Equity Security that has a scheduled maturity, repurchase or redemption date, or the holder of which could require the issuer to repurchase, redeem (other than by reason of a Change of Control), prior to the date that is six (6) months after the Scheduled Redemption Date (the amount of which obligations at such time shall be the amount that such person would be required to pay if such maturity, redemption, repurchase or similar event were to occur at such time).

“Indemnitees” has the meaning set forth in Section 10B.

“Intellectual Property Rights” means all (i) patents, patent applications and patent disclosures; (ii) trademarks, service marks, trade dress, trade names, logos, slogans, corporate names, Internet domain names and registrations and applications for registration thereof, together with all of the goodwill associated therewith (and all translations, adaptations, derivations and combinations of the foregoing); (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof; (iv) mask works and registrations and applications for registration thereof; (v) software (including source code and executable code), firmware, data, databases and documentation thereof; (vi) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, algorithms, financial models, manufacturing and production processes and techniques, research and development information, customer accounts, identifying information regarding customers, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information); (vii) domain names, (viii) other intellectual property or proprietary rights; and (ix) copies and tangible embodiments thereof (in whatever form or medium).

“Interest Rate Trigger Event” has the meaning set forth in Section 9B(iv).

“Investment” as applied to any Person means (i) any direct or indirect purchase or other acquisition by such Person of any Debt Securities, Equity Securities, obligations or instruments of any other Person and (ii) any capital contribution, loan or advance by such Person to any other Person.

“Junior Securities” means any Equity Securities or Debt Securities of any member of the Company Group other than Senior Debt.

“Knowledge” means, with respect to any Person, the actual knowledge of the chief executive officer, president or chief financial officer of such Person (after making reasonable inquiry with respect to the particular matter in question), and shall include, with respect to the Knowledge of the Company Group, David Strucke and Gordon Heard so long as they are the chief executive officer, president or chief financial officer (as applicable) of the Company or Parent.

“Latest Balance Sheet” has the meaning set forth in Section 2E(a)(ii) of the Warrant Agreement.

“Laws” means all constitutions, statutes, laws, codes, ordinances, regulations, rules, orders, judgments, writs, injunctions, acts or decrees of any Governmental Entity.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by any member of the Company Group.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which any member of the Company Group holds or is permitted to use or occupy any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of such member of the Company Group thereunder.

“Legal Requirement” means any requirement arising under any action, Law, treaty, determination or direction of an arbitrator or Governmental Entity.

“Leverage Ratio” has the meaning set forth in Section 4F(i).

“Liability” means any liability, loss, expense or obligation of whatever kind or nature (whether known or unknown, whether assert or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability or obligation for Taxes.

“Lien” means, with respect to any Person, any mortgage, pledge, restriction, security interest, hypothec, encumbrance, option, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against such Person, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute (other than to reflect ownership by a third party of property leased to such Person under a lease which is not in the nature of a conditional sale or title retention agreement), or any subordination arrangement in favor of another Person (other than any subordination arising in the Ordinary Course of Business).

“Line of Credit” has the meaning set forth in Section 4F(iii).

“Losses” has the meaning set forth in Section 10B.

“Malicious Code” has the meaning set forth in Section 6O(v).

“Majority Noteholders” means, at any time, the holders of a majority of the principal amount of the Notes outstanding at such time.

“Material Adverse Effect” means a material and adverse effect upon the business, operations, assets, liabilities or financial condition of the Company Group (excluding EAG, for purposes of Sections 3J and 6), taken as a whole.

“Material Contracts” has the meaning set forth in Section 6N.

“90 Day Period” has the meaning set forth in Section 9B(iv).

“Notes” has the meaning set forth in Section 2A(i).

“Officer’s Certificate” means, with respect to any Person, a certificate of such Person signed on such Person’s behalf by such Person’s president, its chief financial officer or of any other officer of such Person whose responsibilities extend to the subject matter of such certificate.

“Optional Redemption Date” means November 22, 2007.

“Options” means any rights, warrants or options directly or indirectly to subscribe for or purchase Common Stock or Common Stock Equivalents.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency) of the Person in question.

“Parent” means Navtech, Inc., a Delaware corporation.

“Parent Guaranty” has the meaning set forth in Section 3F.

“Permitted Investments” means investments in (a) direct obligations of the United States, Canada, France, the United Kingdom, Sweden or any other country that is a member of the European Union or the Organization for Economic Cooperation and Development (the “OECD”) or any agency thereof, or obligations guaranteed by the United States, Canada, France, the United Kingdom, Sweden or any other OECD country, or any agency thereof, in each case maturing within one year from the date of acquisition thereof, so long as such investments are consistent with investment policies approved by the Board of Directors, (b) commercial paper maturing within one year from the date of creation thereof rated at least A1 or the equivalent by

Standard & Poor’s Corporation or P1 or the equivalent by Moody’s Investors Service, Inc. at the time of the acquisition thereof, (c) deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States, Canada, France, the United Kingdom, Sweden or any other OECD country, or any other bank or trust company which at the time of the acquisition thereof (i) is organized under the Laws of the United States (or any state thereof), Canada, France, the United Kingdom, Sweden or any other OECD country, (ii) has capital, surplus and undivided profits aggregating at least $500,000,000 (as of the date of such bank’s or trust company’s most recent financial reports) and (iii) has a short-term deposit rating of no lower than A-1 or P-1, as such rating is set forth from time to time, by Standard & Poor’s Corporation or Moody’s Investors Service, Inc., respectively, (d) deposits in money market funds investing exclusively in investments described in clauses (a), (b) or (c) hereinabove and having a rating in the highest or second highest investment category granted thereby by a nationally recognized credit rating agency at the time of acquisition and (e) any other short-term investments of cash not then needed for the Company Group’s operations and made in accordance with investment policies approved by the Board of Directors.

“Permitted Liens” means (i) Liens with respect to Taxes not yet due and payable or which are being contested in compliance with Section 4C(vi); (ii) deposits or pledges made in connection with, or to secure payment or performance of, bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds, utilities or similar services, workers’ compensation, unemployment insurance, old age pensions or other social security obligations; (iii) carriers’, warehousemen’s, mechanics’, materialmen’s, contractors’ and other like Liens imposed by Law securing payment for amounts not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (iv) purchase money Liens and Liens securing rental payments under Capital Lease arrangements; (v) judgment Liens in respect of judgments that do not constitute an Event of Default under Section 9A; (vi) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by Law or arising in the Ordinary Course of Business; (vii) Liens described on the “Assets Schedule”; (viii) Liens securing Senior Debt Incurred in accordance with Section 4F(i); (ix) any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior the time such Person becomes a Subsidiary, provided that such acquisition is permitted under this Agreement and such Lien is not created in contemplation of such Person becoming a Subsidiary or such acquisition, (x) leases of the properties of the Company or any Subsidiary entered into in the Ordinary Course of Business, (xi) Liens on property that is the subject of and are incurred in connection with the conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any Subsidiary in the Ordinary Course of Business, (xii) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by the Company or any Subsidiary, in each case granted in the Ordinary Course of Business in favor of the bank or banks with which such accounts are maintained, (xiii) licenses of Intellectual Property Rights granted by the Company or any Subsidiary in the Ordinary Course of Business, (xiv) Liens in existence on the Closing Date and set forth on the “Permitted Liens Schedule”, and (xv) extensions, renewals and replacements of any of the foregoing.

“Person” means an individual, a partnership, a corporation, a limited or unlimited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any other similar entity or organization or a Governmental Entity.

“Potential Event of Default” means any event or circumstance that, with the passage of time or the giving of notice, or both, would constitute an Event of Default.

“Public Reports” has the meaning set forth in Section 2F(a) of the Warrant Agreement.

“Purchasers” has the meaning set forth in the preamble of this Agreement.

“Put Notice” has the meaning set forth in Section 8A of this Agreement.

“Redemption Date” as to any Note means the date specified in the notice of any redemption at the Company’s option or at the holder’s option or the applicable date specified herein in the case of any other redemption; provided, that no such date shall be the Redemption Date for such Note for purposes of Section 7F unless the Accrued Amount of such Note (and any required premium with respect thereto, as Section 7 or Section 9B may require), is actually paid in full on such date, and if not so paid in full, the Redemption Date shall be the date on which such amount is fully paid.

“Redemption Notice Date” has the meaning set forth in Section 7C.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the Closing Date, by and among the Parent, the Series A Investors (as defined therein) party thereto and the Purchasers, in the form of Exhibit B to the Warrant Agreement, as amended, modified, restated, superseded or replaced from time to time.

“Rule 144” means Rule 144 adopted by the SEC under the Securities Act (as such rule may be amended from time to time) or any similar rule or regulation hereafter adopted by the SEC.

“Sarbanes-Oxley Act” has the meaning set forth in Section 2F(b) of the Warrant Agreement.

“SAS” means SAS AB, a limited liability company with its registered office at SE-195 87 Stockholm, a company duly organized and registered under the Laws of Sweden, reg. no. 556606-8499.

“Scheduled Redemption Date” has the meaning set forth in Section 7A.

“SEC” means the Securities and Exchange Commission and any Governmental Entity succeeding to the functions thereof.

“Securities Act” means the Securities Act of 1933, as amended, or any similar Law then in force and the rules and regulations promulgated thereunder.

“Senior Debt” means any Indebtedness permitted to be incurred pursuant to the terms hereof (including in compliance with the covenants set forth in Section 4F) and as to which the Purchasers execute a Subordination Agreement.

“Subordination Agreement” has the meaning set forth in Section 4J.

“Subsidiary” means, with respect to any Person, any corporation, limited or unlimited liability company, partnership, association or other business entity of which (i) if a corporation or an unlimited liability company, a majority of the total voting power of capital entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.  Unless otherwise specified, “Subsidiary” means a Subsidiary of the Company; provided that EAG shall not be deemed a “Subsidiary” for purposes of Sections 3J and  6 herein.

“Subsidiary Guaranty” has the meaning set forth in Section 3F.

“Tax” or “Taxes” means federal, state, provincial, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, goods and services, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, income, license, payroll, wage or other withholding, employment, unemployment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes of any kind whatsoever (including deficiencies, penalties, additions to tax, and interest on or in respect of, or in lieu of or for non-collection of, such taxes) whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tranche A Notes” has the meaning set forth in Section 2A(i).

“Tranche B Notes” has the meaning set forth in Section 2A(i).

“Transaction Agreements” means this Agreement, the Notes, the Warrant Agreement, the Warrants, the Registration Rights Agreement, the Parent Guaranty, the Subsidiary Guaranty and all other agreements, certificates and instruments executed and delivered in favor of any holders of the Notes by the Parent or the Company or any of its Subsidiaries or any other Person in connection with this Agreement.

“Triggering Event” has the meaning set forth in Section 8A.

“Triggering Event Value” means, with respect to any share of Underlying Common Stock, the amount to which a holder of such share of Underlying Common Stock would be entitled upon a liquidation of the Parent, assuming that (a) all Options and Common Stock Equivalents that are then in the money at the valuation described in clause (b)(i) below are exercised, converted or exchanged in full, and (b) the aggregate amount to be distributed upon such liquidation is an amount equal to the sum of (i) the aggregate amount that a willing, fully-informed purchaser would pay a willing, fully-informed seller or sellers for 100% of the outstanding Equity Securities of the Parent in a single purchase, as determined by an independent appraiser experienced in valuing companies such as the Parent jointly selected by the Parent and the holders of a majority of the Underlying Common Stock and (ii) the aggregate amount of the exercise price or other consideration payable upon the exercise, conversion or exchange of all such in-the-money Options and Common Stock Equivalents.  The determination of the appraiser described in clause (b)(i) above shall be made without the application of any discount for any holder’s minority position or lack of liquidity and shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Parent.

“Underlying Common Stock” means (i) the Common Stock issued or issuable upon exercise of the Warrants, and (ii) any Common Stock issued or issuable with respect to the securities referred to in clause (i) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.  For purposes of the Transaction Agreements, any Person who holds any Warrants shall be deemed to be the holder of the Underlying Common Stock issuable upon the exercise of such Warrants regardless of any restriction or limitation on the exercise of such Warrants and such Underlying Common Stock shall be deemed to be in existence and outstanding, and such Person shall be entitled to exercise the rights of a holder of such Underlying Common Stock hereunder.  All Underlying Common Stock held by Persons who are Affiliates of each other shall be aggregated for purposes of meeting any threshold tests under any Transaction Agreement.

“Warrants” has the meaning set forth in the Warrant Agreement.

“Wholly-Owned Subsidiary” means, with respect to any Person, a Subsidiary of which all of the outstanding capital or other ownership interests are owned by such Person or another Wholly-Owned Subsidiary of such Person.

Section 2.               Authorization and Closing.

2A.          Authorization, Purchase and Sale of the Notes.

(i)            The Company has duly authorized the issuance and sale, pursuant to the terms of this Agreement, of its 9.0% Senior Subordinated Notes due 2011 in an aggregate principal amount of $6.0 million and containing the terms and conditions and in substantially the form set forth in Exhibit D attached hereto (the “Tranche A Notes”) and its 12.5% Senior Subordinated Notes due 2011 in an aggregate principal amount of $15.0 million and containing the terms and conditions and in substantially the form set forth in Exhibit E attached hereto (the “Tranche B Notes” and, together with the Tranche A Notes, the “Notes”).

(ii)           Subject to the terms and conditions of this Agreement, at the Closing, the Company shall issue and sell to each Purchaser and each Purchaser shall purchase from the Company:  (i) a Tranche A Note in the principal amount set forth opposite such Purchaser’s name on Annex 1 attached hereto under the heading “Tranche A Notes” and (ii) a Tranche B Note in the principal amount set forth opposite such Purchaser’s name on Annex 1 attached hereto under the heading “Tranche B Notes”.

2B.          The Closing.  The closing of the issuance, sale and purchase of the Notes (the “Closing”) under this Agreement shall take place at the offices of Kirkland & Ellis LLP, located at Citigroup Center, 153 East 53rd Street, New York, New York 10022 commencing at 9:00 a.m. local time on November 22, 2005 or on such other date as the parties hereto may mutually determine in writing (the “Closing Date”).  At the Closing, the Company shall deliver to each Purchaser the Notes to be purchased by such Purchaser, dated the date of the Closing and registered in such Purchaser’s or its nominee’s name, in each case against payment by such Purchaser to the Company by wire transfer of immediately available funds of the aggregate principal amount of such Notes.

Section 3.               Conditions of Each Purchaser’s Obligations at the Closing.  The obligation of each Purchaser to purchase and pay for the Notes to be sold to such Purchaser at the Closing shall be subject to the fulfillment at or prior to the Closing of each of the following conditions, any and all of which may be waived in whole or in part in writing by such Purchaser to the extent permitted by applicable Law:

3A.          Representations and Warranties.  The representations and warranties contained in Section 6 (i) that are not qualified as to materiality shall be true and correct in all material respects and (ii) that are qualified as to materiality shall be true and correct in all respects, in each case at and as of the Closing as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties (except to the extent that such representations and warranties expressly relate to an earlier date).

3B.          Compliance with Covenants.  Each member of the Company Group shall have duly performed or complied with, in all material respects, all of the covenants, obligations and conditions required to be performed or complied with by it under the terms of the Transaction Agreements on, prior to, or at the Closing and shall be in compliance with, in all material respects, all of the covenants, obligations and conditions to be complied with under the terms thereof at the Closing.

3C.          Consents and Approvals.  Each member of the Company Group shall have made all filings and shall have obtained and delivered to each Purchaser all permits, authorizations, consents and approvals of any Governmental Entity and/or third party required to be obtained by such member of the Company Group to consummate the transactions contemplated to be consummated at the Closing by this Agreement and the other Transaction Agreements.

3D.          [Reserved].

3E.           Registration Rights Agreement.  The Registration Rights Agreement shall have been executed and delivered by each party thereto and shall be in full force and effect.

3F.           Parent Guaranty and Subsidiary Guaranty.  The (i) Parent Guaranty, dated as of the Closing Date, by and among the Parent and the Purchasers and containing the terms and conditions and in substantially the form set forth in Exhibit G-1 attached hereto (the “Parent Guaranty”) and (ii) Subsidiary Guaranty, dated as of the Closing Date, by and among the Purchasers and each Subsidiary party thereto and containing the terms and conditions and in substantially the form set forth in Exhibit G-2 attached hereto (the “Subsidiary Guaranty”) shall have been executed and delivered by each party thereto and shall be in full force and effect.

3G.          Sale of Notes and Warrants to Each Other Purchaser.  Contemporaneously with the Closing, (i) the Company shall issue and sell to each other Purchaser the Notes to be purchased by such other Purchaser under this Agreement and (ii) the Parent shall issue to each Purchaser the Warrants to be issued to such Purchaser under the Warrant Agreement.

3H.          Consummation of EAG Acquisition.  The conditions set forth in the Acquisition Agreement shall have been satisfied (without giving effect to any waiver thereof that has not been consented to by the Purchasers), and Navtech (Sweden) A.B. shall have consummated (or shall consummate simultaneously with the Closing) the acquisition of the shares of capital stock of EAG on the terms set forth in the Acquisition Agreement.

3I.            Equity Investment.  The Persons set forth on the attached Schedule 3I shall have purchased (or shall purchase simultaneously with the Closing) the Cambridge Information Group Preferred Stock in the amounts set forth on the attached Schedule 3I for an aggregate purchase price of not less than $3.5 million on terms and pursuant to documentation in form and substance reasonably satisfactory to the Purchasers, and the proceeds of such shares shall be used by the Company in connection with the acquisition of EAG.

3J.           No Material Adverse Effect.  No fact, event, circumstance, change, development or occurrence shall have occurred which has had or could reasonably be expected to have a Material Adverse Effect.

3K.          Closing Documents.  The Company shall have delivered to each Purchaser all of the following documents:

(i)            an Officer’s Certificate of the Company, dated the Closing Date, stating that each of the conditions specified above in Section 3A through Section 3C, Section 3H, Section 3I, and Section 3J is satisfied in all respects;

(ii)           copies of all filings, permits, authorizations, consents and approvals of any Governmental Entity and/or third party (if any) required in connection with the consummation at the Closing of the transactions contemplated by this Agreement and the other Transaction Agreements;

(iii)          a certificate of each of the Parent’s and the Company’s secretary or assistant secretary, dated the Closing Date, certifying as to the constating documents, by-laws and resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Transaction Agreements; and

(iv)          such other documents relating to the transactions contemplated by this Agreement or the other Transaction Agreements as any Purchaser or its special counsel may reasonably request.

3L.           Proceedings.  All corporate and other proceedings taken or required to be taken by any member of the Company Group in connection with the transactions contemplated hereby and by the other Transaction Agreements to be consummated at or prior to the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to each Purchaser and its special counsel.

3M.         Company Counsel Opinions.  Each Purchaser shall have received an executed copy of an opinion of Choate, Hall & Stewart LLP and of Cassels Brock & Blackwell LLP, each dated the Closing Date.

3N.          Commitment Fees; Closing Expenses.  The Company shall have paid the Commitment Fee Amount payable at the Closing and reimbursed each Purchaser for the reasonable fees and expenses incurred by such Purchaser as of the Closing Date, in each case as provided in Section 10A.

Section 4.               Covenants.  Except as otherwise set forth herein, the covenants set forth in this Section 4 shall remain in full force so long as any Note remains outstanding.

4A.          [Reserved.]

4B.          Restrictive Covenants.  The Company will not, and will not permit its Subsidiaries to, take any of the following actions without the prior authorization and approval of the Majority Noteholders:

(i)            sell, lease or otherwise dispose of, (a) more than five percent of the consolidated assets of the Company Group in the aggregate during any Fiscal Year or (b) more than ten percent of the consolidated assets of the Company Group in the aggregate (in each case computed on the basis of book value, determined in accordance with GAAP consistently applied, or fair value, as reasonably determined in good faith by the Board of Directors), unless the net proceeds of such sale, lease or disposition are used to repay Senior Debt or, subject to applicable Subordination Agreements, to redeem Notes pursuant to Section 7A or 7B; provided, that the Company Group may sell, lease or otherwise dispose of (A) obsolete or worn out property or assets, whether now owned or hereafter acquired, in the Ordinary Course of Business, (B) inventory in the Ordinary Course of Business, (C) property of any member of the Company Group to any other member of the Company Group which is a Wholly Owned Subsidiary, (D) property of the Company or any Subsidiary to the extent permitted by Sections 4B(ii) and 4B(iv), (E) non-exclusive licenses of Intellectual Property Rights in the Ordinary Course of Business

and (F) property of the Company Group to holders of Senior Debt to the extent required under the Senior Debt Documents;

(ii)           directly or indirectly declare or pay any dividends or interest or make any distributions upon, or redeem, repurchase or otherwise acquire, any Junior Securities of any member of the Company Group, except for:  (1) deferred purchase price payments to SAS in accordance with the Acquisition Agreement, (2) distributions or redemptions paid by a Wholly-Owned Subsidiary of the Company to the Company or another Wholly-Owned Subsidiary of the Company, (3) redemptions of the Notes, Warrants or Underlying Common Stock in accordance with the Transaction Agreements, (4) dividends paid by the Parent to holders of series A preferred stock of the Parent at a rate not to exceed 5% per annum, (5) distributions by the Company to the Parent to enable the Parent to pay the dividends referred to in clause (4) of this paragraph and miscellaneous expenses in an aggregate amount that, together with the aggregate amount of all payments described in clause (4), does not exceed $250,000 during any Fiscal Year, (6) dividends with respect to the capital stock of any member of the Company Group payable solely in additional shares of capital stock of the same type and (7) redemptions or repurchases of Equity Securities of Parent which do not require any member of the Company Group to transfer any consideration (whether cash or otherwise) other than nominal consideration in connection with such redemption or repurchase, or which are effected through a cashless exercise, in each case made pursuant to and in accordance with stock option plans or other benefit plans approved by the Board of Directors for management or employees of the Company Group upon the termination of employment of a director, officer or employee of the Company Group, so long as, in each case described in clause (4) and (5) above, both before and after giving effect to such payment, no Event of Default or Potential Event of Default is in existence; provided that, with respect to redemptions or repurchases of Equity Securities of the Company made pursuant to clause (7) above, any amounts paid by any member of the Company Group in connection with such redemptions or repurchases shall be deemed to have been paid from the proceeds of Indebtedness Incurred by the Company in order to finance such redemptions or repurchases for purposes of Section 4F(i);

(iii)          make any Guarantee for the benefit of, or Investment in, any Person (including any Guarantee by the Company or any if its Subsidiaries of any Indebtedness of Parent), except for (1) reasonable advances by members of the Company Group to employees of the Company Group in the Ordinary Course of Business, (2) Permitted Investments, (3) Investments in any Wholly-Owned Subsidiary of the Company, (4) any Guarantee of the Notes or any Indebtedness of another member of the Company Group (other than the Parent) incurred in compliance with Section 4F(i); (5) operating deposit accounts in institutions described in clause (c) of the definition of Permitted Investment, (6) hedging agreements entered into in the Ordinary Course of Business with respect to the Company’s or any Subsidiary’s financial planning and not for speculative purposes, (7) Investments consisting of security deposits with utilities and other like Persons made in the Ordinary Course of Business, (8) Investments consummated to finance an acquisition permitted under Section 4B(vii) and (9) additional Investments up to but not exceeding $100,000 in the aggregate in any Fiscal Year;

(iv)          merge, amalgamate or consolidate with any Person (other than (1) to the extent permitted under Section 4B(vii), so long as the rights, obligations and responsibilities of the Company or applicable Subsidiary continue in the newly-formed entity, (2) in a merger, amalgamation or consolidation involving only Wholly-Owned Subsidiaries of the Company or (3) in a merger, amalgamation or consolidation in which the rights, obligations and responsibilities of the Company or applicable Subsidiary continue in the newly-formed entity);

(v)           except to the extent expressly permitted under this Section 4B, establish or acquire any Subsidiary, other than a Wholly-Owned Subsidiary of the Company, or cause or permit any Subsidiary to cease to be a Wholly-Owned Subsidiary of the Company;

(vi)          enter into, amend, modify or supplement, any agreement, transaction, commitment or arrangement with any of such Person’s Affiliates (other than the Company or another Subsidiary), except (1) in the Ordinary Course of Business and on arms-length terms with persons other than Robert Snyder and his Affiliates and (2) arrangements solely between or among members of the Company Group;

(vii)         acquire or enter into an agreement to acquire, or permit any Subsidiary to acquire or enter into an agreement to acquire, any interest in any company or business (whether by a purchase of assets, purchase of stock, merger, amalgamation, consolidation or otherwise) or enter into any joint venture, in each case involving an aggregate consideration (including the assumption of Liabilities) exceeding $4.0 million in the aggregate during any Fiscal Year (including in the calculation of the amount of any acquisitions for the purpose of this Section 4B(vii), the amount of any acquisitions made by Parent in accordance with Section 3.3(v) of the Parent Guaranty during such Fiscal Year);

(viii)        engage to any material extent in any business other than businesses of the type conducted by the Company and the Subsidiaries on the date of this Agreement and businesses reasonably related thereto;

(ix)           become subject to (including by way of amendment to or modification of) any agreement or instrument which by its terms would (under any circumstances) restrict (1) the right of any member of the Company Group to make loans or advances or pay interest to, transfer property to, or repay any amounts owed to any other member of the Company Group or any Purchaser or (2) the ability of any member of the Company Group to perform the material provisions of this Agreement or any of the other Transaction Agreements (including provisions relating to the redemption of the Notes and repayment of the principal amount of, and interest on, the Notes); provided that the foregoing shall not apply to (A) restrictions and conditions imposed by Law, the Transaction Agreements or the Acquisition Agreement, (B) customary restrictions and conditions contained in agreements relating to the sale or disposition of a Subsidiary pending such sale or disposition, provided such restrictions and conditions apply only to the Subsidiary that is to be sold or disposed and such sale or disposition is permitted hereunder, (C) restrictions or conditions imposed by the lender(s) under any agreement governing any Senior Debt and (D) customary provisions in leases and other contracts restricting the assignment thereof;

(x)            in the case of the Company only, effect a recapitalization or reorganization in any form of transaction into a limited liability company, a partnership or any other non-corporate entity, or otherwise become, an entity that is treated as a partnership for federal income tax purposes;

(xi)           change its fiscal year;

(xii)          Incur any Senior Debt that is subordinated to other Senior Debt, other than second-lien senior Indebtedness having customary terms for Indebtedness of such type and that is subordinated only to first-lien Indebtedness that is Incurred contemporaneously with such second-lien Indebtedness or that refinances or replaces such first-lien Indebtedness; or

(xiii)         grant or permit any Lien on any of its assets, other than Permitted Liens.

4C.          Affirmative Covenants.  The Company will, and will cause its Subsidiaries to, take all of the following actions, unless otherwise waived with the prior authorization and approval of the Majority Noteholders:

(i)            maintain and keep their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section 4C(i) shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not reasonably be expected to have a Material Adverse Effect;

(ii)           apply for and maintain with financially sound and reputable insurance companies adequate insurance covering risks of such types and in such amounts as are customary for companies of similar size engaged in similar lines of business;

(iii)          at all times maintain and preserve the Company’s corporate existence;

(iv)          except to the extent permitted under Section 4B, the Company will at all times maintain and preserve the corporate or limited liability company existence of each Subsidiary and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to maintain and preserve such Subsidiary’s corporate or limited liability company existence, or such rights or franchises, could not reasonably be expected to have a Material Adverse Effect;

(v)           pay and discharge when payable all amounts owed by the Company to the holders of Notes and perform and comply with every covenant, term and condition applicable to the Notes, in each case in accordance with the terms of this Agreement and the other Transaction Agreements;

(vi)          pay and discharge all Taxes imposed by Governmental Entities upon its properties or upon the income or profits therefrom, to the extent such Taxes have become due and payable and before they have become delinquent, provided that neither the Company nor any Subsidiary need pay any such Taxes if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the nonpayment of all such Taxes in the aggregate could not reasonably be expected to have a Material Adverse Effect; and

(vii)         comply with all applicable Laws of all Governmental Entities, in each case to the extent that failure to so comply could not reasonably be expected to have a Material Adverse Effect.

4D.          Financial Statements and Other Information.  So long as any Notes remain outstanding, the Company shall deliver, whether or not the Parent is then required to file reports with the SEC pursuant to the terms of the Exchange Act, to each holder of Notes:

(i)            as soon as available but in any event within 45 days after the end of each calendar month in each Fiscal Year, unaudited consolidating and consolidated statements of income, cash flows and stockholders’ equity of the Company Group for such month and for the period from the beginning of the Fiscal Year to the end of such month, and unaudited consolidating and consolidated balance sheets of the Company Group as of the end of such month, setting forth in each case comparisons to the Company Group’s annual budget and to the corresponding period in the preceding Fiscal Year, and all such items shall (a) be prepared in accordance with GAAP, subject to the absence of footnote disclosures and to normal year-end adjustments, (b) in the case of such items delivered at any time prior to the second anniversary of the Closing Date, include separate statements for each of the Company Group and EAG and (c) be certified on the Parent’s behalf by an authorized officer of the Parent;

(ii)           as soon as available but in any event within 45 days after the end of each Fiscal Quarter in each Fiscal Year, unaudited consolidating and consolidated statements of income, cash flows and stockholders’ equity of the Company Group for such Fiscal Quarter and for the period from the beginning of the Fiscal Year to the end of such Fiscal Quarter, and unaudited consolidated balance sheets of the Company Group as of the end of Fiscal Quarter, setting forth in each case comparisons to the Company Group’s annual budget and to the corresponding period in the preceding Fiscal Year, and all such items shall (a) be prepared in accordance with GAAP, subject to the absence of footnote disclosures and to normal year-end adjustments, (b) in the case of such items delivered at any time prior to the second anniversary of the Closing Date, include separate statements for each of the Company Group and EAG, (c) be certified on the Parent’s behalf by an authorized officer of the Parent and (d) accompanied by a compliance certificate executed on the Parent’s behalf by an authorized officer of the

Parent (x) certifying compliance with the provisions of Section 4F(i) as of each Incurrence of Indebtedness during such Fiscal Quarter and (y) certifying and demonstrating in reasonable detail compliance with the provisions of Section 4F(ii) as of the end of such Fiscal Quarter; provided that delivery within the time period specified hereinabove of copies of the Parent’s Quarterly Report on Form 10-QSB prepared in compliance with the requirements of such Form 10-QSB and filed with the SEC shall be deemed to satisfy the requirements of this paragraph (ii); provided further that, notwithstanding the foregoing proviso, the Company shall be required to provide to the Purchasers the certificates described in clauses (c) and (d) above.

(iii)          within 90 days after the end of each Fiscal Year, unaudited consolidating and audited consolidated statements of income, cash flows and stockholders’ equity of the Company Group for such Fiscal Year, and unaudited consolidating and audited consolidated balance sheets of the Company Group as of the end of such Fiscal Year, setting forth in each case comparisons to the Company’s annual budget and to the preceding Fiscal Year, and all such items shall (a) be prepared in accordance with GAAP, (b) in the case of such items delivered at any time prior to the second anniversary of the Closing Date, include separate statements for each of the Company Group and EAG and (c) be accompanied by (1) with respect to the consolidated portions of such statements, an opinion containing no material exceptions or qualifications (except for qualifications regarding specified contingent Liabilities) by Deloitte & Touche, LLP or other independent accounting firm of recognized national standing and (2) a copy of such firm’s annual management letter to the Parent; provided that delivery within the time period specified hereinabove of copies of the Parent’s Annual Report on Form 10-KSB prepared in compliance with the requirements of such Form 10-KSB and filed with the SEC shall be deemed to satisfy the requirements of this paragraph (iii); provided further that, notwithstanding the foregoing proviso, the Company shall be required to provide to the Purchasers the documents described in clause (c) above.

(iv)          promptly upon receipt thereof, any additional reports, management letters or other detailed information concerning significant aspects of any member of the Company Group’s operations or financial affairs given to any member of the Company Group by its independent accountants (and not otherwise contained in other materials provided hereunder);

(v)           at least 5 days but not more than 90 days prior to the beginning of each Fiscal Year, an annual budget prepared on a monthly basis for the Company Group for such Fiscal Year (displaying anticipated statements of income and cash flows and balance sheets), and promptly upon preparation thereof, any other significant budgets prepared by the Company Group and any revisions of such annual or other budgets, in each case in substantially the same form and containing substantially the types of information as delivered to the Purchasers prior to the Closing, and in the case of such budgets or revisions thereof delivered at any time prior to the second anniversary of the Closing Date, including separate budgets or revisions thereof for each of the Company Group and EAG, and within 30 days after any monthly period in which there is a material adverse deviation from the annual budget, an Officer’s Certificate explaining the deviation and what actions the Company Group has taken and proposes to take with respect thereto;

(vi)          at any time that the ABRY Director (as defined in the Warrant Agreement) is not a member of the Board of Directors, promptly following the transmission thereof, copies of all financial statements, proxy statements, reports and any other general written communications which the Parent sends to its stockholders generally or Board of Directors and copies of all prospectuses and disclosure documents, if any, which it files, or any of its officers or managers file with respect to the Company Group, with the SEC or with any securities exchange on which any of its securities are then listed, and copies of all press releases and other statements made available generally by the Parent to the public concerning material developments in the Company Group’s businesses; and

(vii)         as promptly as practicable, such other information and financial data concerning any member of the Company Group as any such holder may reasonably request.

Documents required to be delivered pursuant to this Section 4D may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Company delivers such documents electronically.  Each of the financial statements referred to in subparagraph (i), (ii) and (iii) shall be prepared in accordance with GAAP and shall fairly present in all material respects the financial position of the companies being reported upon as of the dates and for the periods stated therein, subject in the case of the unaudited financial statements to changes resulting from normal year-end adjustments.

4E.           Use of Proceeds.  The Company shall, and shall cause each other member of the Company Group to, use the proceeds from the sale of the Notes and the Warrants only to consummate the acquisition of EAG and to pay related fees and expenses incurred in connection with this Agreement, the other Transaction Agreements, and the transactions contemplated hereby and thereby.

4F.           Financial Covenants.  So long as any Note remains outstanding:

(i)            Leverage Ratio.  Subject to Section 4F(iii), the Company shall not, and shall not permit any other member of the Company Group to, Incur any Indebtedness after the date hereof if, after giving effect to the Incurrence of such Indebtedness, the ratio of (x) the aggregate outstanding amount of Indebtedness of the Company Group determined on a consolidated basis (including, for the purposes of this Section 4F, and without duplication, the Accrued Amount of the Notes then outstanding and any contingent or deferred purchase price payable by any member of the Company Group pursuant to the Acquisition Agreement) to (y) Consolidated EBITDA for the four Fiscal Quarters ending on the last day of the then-most-recently-ended Fiscal Quarter (or, for purposes of Section 4F(ii), ending on the last day of the Fiscal Quarter in question) (the “Leverage Ratio” at such time) would be greater than (a) for any Incurrence of Indebtedness in the Fiscal Year ending October 31, 2006, 3.0 to 1.0, (b) for any Incurrence of Indebtedness in the Fiscal Year ending October 31, 2007, 2.25 to 1.0, and

(c) for any Incurrence in the Fiscal Year ending October 31, 2008 or thereafter, 1.75 to 1.0.

(ii)           Maximum Leverage Ratio.  The Company shall not permit the Leverage Ratio for the last day of any Fiscal Quarter to exceed the maximum Leverage Ratio specified below for such Fiscal Quarter:

Fiscal Quarter ending:	Leverage Ratio
January 31, 2006	7.0 to 1.0
April 30, 2006	6.35 to 1.0
July 31, 2006	5.65 to 1.0
October 31, 2006	4.9 to 1.0
January 31, 2007	4.5 to 1.0
April 30, 2007	4.2 to 1.0
July 31, 2007	3.9 to 1.0
October 31, 2007	3.3 to 1.0
January 31, 2008 and thereafter	2.5 to 1.0

(iii)          Notwithstanding the provisions of Section 4F(i) above, at any time the Incurrence of Indebtedness by any member of the Company Group would violate the provisions of Section 4F(i) above, the Company may Incur Indebtedness pursuant to a single line of credit or similar facility constituting Senior Debt (such facility, the “Line of Credit”) up to an amount not to exceed $250,000, including in the calculation of such $250,000 limit, all amounts then outstanding under such Line of Credit; provided that, after giving effect to the Incurrence of such Indebtedness under the Line of Credit, the Leverage Ratio would not exceed the maximum Leverage Ratio permitted by Section 4F(ii) for the then most recently ended Fiscal Quarter.  Any Indebtedness outstanding under the Line of Credit shall be deemed to be outstanding for all purposes under this Section 4F.  For the avoidance of doubt, the Company may not have more than one Line of Credit outstanding at any given time.

(iv)          For purposes of calculating Consolidated EBITDA or the Leverage Ratio under this Agreement:

(a)           any Person that is a Subsidiary of the Parent on the date of determination (or would become a Subsidiary of the Parent on such date of determination in connection with the matter that requires the determination of such Consolidated EBITDA) will be deemed to have been a Subsidiary of the Parent at all times during the relevant Fiscal Quarter period;

(b)           any Person that is not a Subsidiary of the Parent on such date of determination (or would cease to be a Subsidiary of the Parent on such date of determination in connection with the matter that requires the determination of such Consolidated EBITDA) will be deemed not to have been a Subsidiary of the Parent at any time during the relevant Fiscal Quarter period; and

(c)           any member of the Company Group shall have in any manner (x) acquired an operating business (including through an acquisition of an operating business or the commencement of activities constituting such an operating business) or (y) disposed of an operating business (including by way of a sale of assets or the termination or discontinuance of activities constituting such an operating business) during the relevant Fiscal Quarter period or after the end of such period and on or prior to the relevant date of determination, such calculation will be made on a pro forma basis as if, in the case of an acquisition of or the commencement of activities constituting such operating business, all such transactions had been consummated on the first day of such four Fiscal Quarter period and, in the case of a sale of assets or termination or discontinuance of activities constituting such operating business, all such transactions had been consummated prior to the first day of such period.

4G.          [Reserved].

4H.          [Reserved].

4I.            Joinder of Additional Subsidiaries.  At any time following the Closing, if the Company establishes or acquires a new Subsidiary, the Company shall cause such Subsidiary to execute and deliver to the Purchasers a joinder to the Subsidiary Guaranty, in form and substance reasonably satisfactory to the Purchasers.

4J.           Subordination Agreements.  So long as any Notes remain outstanding, if the Company at any time after the Closing authorizes the Incurrence of Senior Debt in accordance with and as permitted under the terms of this Agreement, the holders of Notes then outstanding shall negotiate in good faith and enter into a subordination agreement with respect to such Senior Debt (each such agreement, a “Subordination Agreement”) in form and substance reasonably satisfactory to such holders of Notes.

Section 5.               Nature of Restricted Securities; Transfer of Restricted Securities; General Transfer Procedure.

5A.          General Provisions.

(i)            Each Purchaser acknowledges and agrees that the Notes it is purchasing are characterized as “restricted securities” under the federal securities Laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such Laws such securities may be resold without registration under the Securities Act only in certain limited circumstances as set forth in this Section 5.  In the absence of an effective registration statement covering such securities or an available exemption from registration under the Securities Act, the Notes must be held indefinitely.  In this connection, such Purchaser represents that it is familiar with Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act, including the Rule 144 condition that current information about the Parent be available to the public.

(ii)           The Notes are transferable only pursuant to (a) public offerings registered under the Securities Act, (b) Rule 144 or Rule 144A adopted by the SEC under the Securities Act or any similar rule or regulation hereafter adopted by the SEC if the exemption from registration under such rule is available and (c) any other legally available means of transfer.

5B.          Legend Removal.  If the Notes become eligible for sale pursuant to Rule 144(k) adopted by the SEC under the Securities Act (as such rule may be amended from time to time) or any similar rule or regulation hereafter adopted by the SEC or an effective registration statement under the Securities Act, the Company shall, upon the request of the holder of such securities, remove the legend set forth in Section 10C(ii) of this Agreement from the certificates for such securities.

Section 6.               Representations and Warranties of the Company.  As a material inducement to the Purchasers to enter into this Agreement and purchase the Notes hereunder, the Company hereby represents and warrants to each of the Purchasers that the statements contained in this Section 6 are correct and complete as of the date hereof (or as of the date as of which they are made, in the case of any representation or warranty which specifically relates to an earlier date) and will be correct and complete as of the Closing Date.

6A.          Organization and Power.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the Province of Ontario, Canada and is qualified to do business in every jurisdiction in which the failure to so qualify might reasonably be expected to have a Material Adverse Effect.  The Company has the corporate power and authority and all material licenses, permits and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and presently proposed to be conducted, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.  The copies of the Articles and By-laws which have been furnished to Kirkland & Ellis LLP reflect all amendments made thereto at any time prior to the date of this Agreement and are true, correct and complete.  The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books for each member of the Company Group are correct and complete in all material respects.  No member of the Company Group is in default under or in violation of any provision of its formation documents or by-laws in any material respect.

6B.          Capital Stock and Related Matters.  All of the issued and outstanding Equity Securities of the Company are owned by the Parent, free and clear of any Lien (other than Permitted Liens), and not subject to any option or right to purchase any such shares.

6C.          Subsidiaries; Investments.  Except as set forth on the attached “Subsidiary Schedule”, and except for the acquisition of securities of EAG as contemplated by the Acquisition Agreement, no member of the Company Group owns or holds any Equity Securities in any other Person or any rights to acquire any such Equity Securities other than Permitted Investments.  Each Subsidiary is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.  Each Subsidiary possesses all requisite corporate power and authority and all licenses, permits and authorizations necessary to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to carry on its businesses as now being conducted and as presently proposed to be conducted and is qualified to do business in every jurisdiction in which its ownership or lease of property or the conduct of business requires it to qualify, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.  Except as set forth on the attached “Subsidiary Schedule,” all of the outstanding Equity Securities of each Subsidiary are validly issued, fully paid and nonassessable, and all such shares are owned by a member of the Company Group, free and clear of any Lien and not subject to any option or right to purchase any such shares, other than Permitted Liens.

6D.          Authorization; Non-contravention.  The execution, delivery and performance of this Agreement and the other Transaction Agreements to which the Company or any Subsidiary is a party and the issuance of the Notes have been duly authorized by applicable member of the Company Group.  This Agreement and the other Transaction Agreements to which the Company or any Subsidiary is a party each constitutes a valid and binding obligation of the Company and such Subsidiaries, enforceable against the Company and such Subsidiaries in accordance with their respective terms, except as may be limited by the equitable remedies of specific performance, other equitable remedies or principles or Laws governing creditors’ rights generally.  Neither the execution and the delivery of this Agreement or any other Transaction Agreement nor the consummation of the transactions contemplated hereby or thereby (including the issuance of the Notes), (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Government Entity to which the Company or any Subsidiary is subject, except to the extent that such violation could not reasonably be expected to have a Material Adverse Effect, or any provision of the constitutive documents or by-laws of the Company or any Subsidiary, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate, or cancel, any material and written agreement, contract, lease, license or instrument to which the Company or any Subsidiary is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets, other than Permitted Liens).  No member of the Company Group is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Government Entity or any other Person for it to consummate the transactions contemplated by this Agreement or any other Transaction Agreement, except for such as have been made or obtained and except as may be required by applicable Laws.

6E.           Absence of Undisclosed Liabilities.  No member of the Company Group has any known Liability other than Liabilities set forth on the Latest Balance Sheet or arising in the Ordinary Course of Business since the date thereof, except for Liabilities for transaction costs and expenses in connection with the Acquisition Agreement, the Transaction Agreements and the transactions contemplated thereby.

6F.           No Material Adverse Change.  Except as set forth on the “No Material Adverse Effect Schedule” or as disclosed in the Public Reports, since July 31, 2005, there has been no Material Adverse Effect.  As of the date of this Agreement, no Event of Default or Potential Event of Default has occurred and is continuing.

6G.          Absence of Certain Developments.  Except as expressly contemplated by this Agreement or as set forth on the attached “Developments Schedule,” since the date of the Latest Balance Sheet, no member of the Company Group has operated its business or engaged in any material transaction other than in the Ordinary Course of Business, except for the Acquisition Agreement, the Transaction Agreements and the transactions contemplated thereby.

6H.          Tax Matters.  Each member of the Company Group has filed all material Tax Returns required to be filed under applicable Laws, and has paid all Taxes imposed by Governmental Entities upon its properties or upon the income or profits therefrom, to the extent such Taxes have become due and payable and before they have become delinquent, except to the extent that (i) the amount, applicability or validity thereof is contested by a member of the Company Group on a timely basis in good faith and in appropriate proceedings, and such member of the Company Group has established adequate reserves therefor in accordance with GAAP on the books of such member of the Company Group, or (ii) the nonpayment of all such Taxes in the aggregate could not reasonably be expected to have a Material Adverse Effect.  To the Company’s Knowledge, there are no Liens for Taxes (other than Permitted Liens) upon any of the assets of any member of the Company Group.  Each member of the Company Group has withheld and paid over to the appropriate taxing authority all Taxes which it is or was required to withhold from amounts paid or owing to any employee, stockholder, creditor or other third party.

6I.            Litigation, etc.  Except as set forth on the attached “Litigation Schedule,” or as described in Item 103 of any Public Reports, there are no Claims pending or, to the Company’s Knowledge (which, for purposes of this Section 6I, shall not require or include any inquiry), threatened against or affecting any member of the Company Group at law or in equity, or before or by any Governmental Entity (including any Claim with respect to the transactions contemplated by this Agreement and the other Transaction Agreements), that could reasonably be expected to have or result in a Material Adverse Effect.  No member of the Company Group is subject to any judgment, order or decree of any court or other Governmental Entity (other than any such item that is not in effect as of the Closing Date and that could not reasonably be expected to have a Material Adverse Effect).

6J.           Brokerage.  Except as set forth on the attached “Brokerage Schedule,” there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon any member of the Company Group.  The Company Group shall pay, and hold each Purchaser harmless against, any Liability (including attorneys fees and out-of-pocket expenses) arising in connection with any such claim.

6K.          Compliance with Laws.  No member of the Company Group has violated or is in violation of any Law, and no member of the Company Group has received written notice of any such violation from a Government Entity, which violation could reasonably be expected to have a Material Adverse Effect.

6L.           Assets.  Except as set forth on the attached “Assets Schedule” or as described in the Public Reports, each member of the Company Group has good and sufficient title to, or a valid leasehold interest in, the material properties and assets (other than real property) used by it, located on its premises or shown on the Latest Balance Sheet or acquired by them thereafter, free and clear of all Liens, except for properties and assets (other than real property) sold or otherwise disposed of in the Ordinary Course of Business since the date of the Latest Balance Sheet and except for Permitted Liens.  Each member of the Company Group owns, or has a valid leasehold interest in, all assets necessary for the conduct of its business as presently conducted and as presently proposed to be conducted, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6M.         Real Property.

(i)            Leased Real Property.  The Company has made available to Purchasers a true and complete copy of each written Lease document.  Except as set forth in the “Real Property Schedule”, with respect to each of such written Leases: (a) the consummation of the transactions contemplated by this Agreement do not require the consent of any other party to such Lease, and will not result in a breach of or default under such Lease; (b) such member of the Company Group’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed, and to the Company’s actual knowledge, there are no material disputes with respect to such Lease; (c) the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, any member of the Company Group; and (d) no member of the Company Group has collaterally assigned or granted any other security interest in such Lease or any interest therein.

(ii)           Company Real Property.  The Leased Real Property comprise all of the real property used in, or otherwise related to, the business of the Company Group.

6N.          Contracts and Commitments.All of the contracts, agreements and instruments required to be set forth as an exhibit to the Public Reports (the “Material Contracts”) are valid, binding and enforceable in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable Laws.  Each member of the Company Group has performed all material obligations required to be performed by it under the Material Contracts to which it is a party and is not in material default under or in material breach of nor has Knowledge of any claim of material default or material breach under any such contract; no event has occurred which with the passage of time or the giving of notice or both would result in a material default, breach or event of noncompliance by any member of the Company Group under any Material Contract to which it is a party.  The Company has no actual knowledge of any breach or anticipated breach by the other party to any Material Contract to which any member of the Company Group is a party.

6O.          Intellectual Property Rights.

(i)            The attached “Intellectual Property Schedule” contains a complete and accurate list as of the Closing Date of (1) all of the following owned or exclusively licensed by any member of the Company Group: (a) patented or registered Intellectual Property Rights, (b) pending patent applications and applications for registration of any Intellectual Property Rights, and (c) material trade names and material unregistered trademarks or service marks; and (2) all material computer software owned or distributed by any member of the Company Group (“Company Software”).  The Company Group owns all right, title and interest in and to, or has the right to use pursuant to an agreement set forth on the “Intellectual Property Schedule”, all Intellectual Property Rights used in, or to the Company’s Knowledge necessary for, the operation of the businesses of the Company Group as now conducted and presently proposed to be conducted or which are purported to be owned by the Company Group, free and clear of all Liens (together with all other Intellectual Property Rights owned by the Company Group, the “Company Intellectual Property Rights”).  Except as set forth on the “Intellectual Property Schedule”, the Company Group has not licensed any Company Intellectual Property Rights to any Person except on a non-exclusive basis in the Ordinary Course of Business.  The Company Group has delivered to the Purchasers true, correct and complete copies of the customer agreements with the Company Group’s current top twenty five customers (determined by aggregate revenue paid to the Company Group by the customer as of July 31, 2005).

(ii)           The Company Software is not subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that purports to (x) require, or condition the use or distribution of such software, on the disclosure, licensing, or distribution of any source code for any portion of such software or (y) otherwise impose any limitation, restriction, or condition on the right or ability of any member of the Company Group to use, license or distribute any software owned or distributed by any member of the Company Group.

(iii)          Except as set forth on the “Intellectual Property Schedule”, (a) there are no currently pending or threatened or unresolved Claims against any member of the Company Group that were either made within the past six (6) years or are presently pending contesting the validity, use, ownership or enforceability of any Company Intellectual Property Rights owned by any member of the Company Group, and, to the Company’s Knowledge, there is no reasonable basis for such Claim, (b) to the Company’s Knowledge, the Company Group has not infringed, misappropriated or otherwise conflicted with, and the operation of the businesses of the Company Group as now conducted and presently proposed to be conducted do not and will not infringe, misappropriate, or conflict with, any Intellectual Property Rights of any other Persons, and the Company Group has not received any notices regarding any of the foregoing (including any demands or offers to license any Intellectual Property Rights from any Person), and the Company Group is not aware of any facts or circumstances that indicate a likelihood of any of the foregoing, and (c) to the Company’s Knowledge, no Person has infringed, misappropriated or otherwise conflicted with any of the Company Intellectual Property Rights.  The Company Group has taken all reasonably necessary action to maintain and protect all of the Company Intellectual Property Rights.  All Company Intellectual Property Rights shall be owned or available for use by the member(s) of the Company Group, as applicable, immediately after the Closing on terms and conditions substantially similar to those under which such member(s) of the Company Group owned or used such Intellectual Property Rights immediately prior to Closing.

(iv)          Except as set forth on the “Intellectual Property Schedule”, (a) only the object code relating to any Company Software has been disclosed to any third party (except to a source code escrow agent for the benefit of customers in the Ordinary

Course of Business);and (b) no Person has asserted any right to access any source code for any Company Software, including, without limitation, pursuant to a source code escrow agreement.  No source code licensed to any Person as disclosed on the “Intellectual Property Schedule” is material to the current businesses of the Company Group.

(v)           To the Company’s Knowledge, all products of the Company Group (and all parts thereof) are free of any disabling codes or instructions and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such product (or parts thereof) or data or other software of users of the Company Group’s products or the software owned, distributed or maintained by the Company Group (collectively, “Malicious Code”) and the Company Group uses commercially reasonable efforts to insure that its products are free of such Malicious Code.  The Company Group is in possession of the source and object code for all software owned by the Company and, to the extent necessary for the conduct of the businesses of the Company Group as now conducted and presently proposed to be conducted, for all third party software incorporated into any Company Group products, and copies of all other material related thereto, except for those materials where Company Group’s failure to possess such materials would not be reasonably expected to have a Material Adverse Effect.

(vi)          Except as set forth on the “Intellectual Property Schedule,” all past and present employees of, and consultants to, the Company Group have entered into agreements pursuant to which such employee or consultant agrees to protect the confidential information of the Company Group and assign (and/or, with respect to consultants, grant a perpetual license sufficient to enable the Company Group to conduct their businesses as now conducted and presently proposed to be conducted) to the Company Group, as applicable, all Intellectual Property Rights authored, developed or otherwise created by such employee or consultant in the course of his or her relationship with the Company Group, without any restrictions or obligations on the use of any such Intellectual Property Rights assigned to any member of the Company Group, and/or with respect to such Intellectual Property Rights licensed to any member of the Company Group, subject only to commercially reasonable and customary restrictions and obligations.

(vii)         The Company Group is in compliance with any privacy policies or similar policies, programs or other notices and all applicable Laws that concern the Company Group’s use, disclosure, retention or protection of personal information.

6P.           Insurance.  The attached “Insurance Schedule” lists each insurance policy maintained by the Company Group with respect to their properties, assets and businesses (other than insurance relating to employee benefits) on the Closing Date, and each such policy is in full force and effect as of such date.  No member of the Company Group is in default with respect to its obligations under any insurance policy maintained by it, except to the extent that such default could not reasonably be expected to have a Material Adverse Effect.

6Q.          Employee Benefits.

(i)            No member of the Company Group has any obligation to contribute to (or any other Liability, including current or potential withdrawal liability, with respect to) any “multi-employer plan” (as defined in Section 3(37) of ERISA and whether or not such plan is subject to ERISA), or any “defined benefit plan” (as defined in Section 3(35) of ERISA), whether or not terminated.

(ii)           No member of the Company Group maintains or has any obligation to contribute to (or any other Liability with respect to) any plan or arrangement whether or not terminated, which provides medical, health, life insurance, dental, sickness, accident, disability, retirement, savings or other welfare-type benefits for current or future retired or terminated employees (except for limited continued medical benefit coverage required to be provided under COBRA).

(iii)          Except as set forth on the “Employee Benefits Schedule” or as described in the Public Reports, on the Closing Date no member of the Company Group maintains, contributes to or have any Liability under (or with respect to) any employee plan which is a “defined contribution plan” (as defined in Section 3(34) of ERISA and whether or not such plan is subject to ERISA), whether or not terminated.

(iv)          Except as set forth on the “Employee Benefits Schedule” or described in the Public Reports, on the Closing Date no member of the Company Group maintains, contributes to or has any Liability under (or with respect to) any Employee Benefit Plan providing benefits to current or former employees, including any bonus plan, plan for deferred compensation, employee health or other welfare benefit plan or other arrangement, whether or not terminated.

(v)           The Employee Benefit Plans of the Company Group and all related trusts, insurance contracts and funds have been maintained, funded and administered in accordance with their terms and have complied in form and in operation in all material respects with the applicable requirements of ERISA, the Code and other applicable Laws.  The requirements of COBRA have been met in all material respects with respect to each Employee Benefit Plan which is an “employee welfare benefit plan” (as such term is defined in Section 3(1) of ERISA) which is subject to COBRA.

(vi)          Each of the Employee Benefit Plans which is intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service that such Employee Benefit Plan is qualified under Section 401(a) of the Code, and there are no circumstances which could reasonably be expected to adversely affect the qualified status of any such Employee Benefit Plan.  All such Employee Benefit Plan have been or will be timely amended for the requirements of the Tax legislation commonly known as “GUST” and have been or will be submitted to the Internal Revenue Service for a favorable determination letter within the remedial amendment period prescribed by GUST.

6R.          Employees.  With respect to the business of the Company Group:

(i)            to the Knowledge of the Company, no executive (other than Derek Dawson) of the Company Group (1) has any present intention to terminate his or her employment, or (2) is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such executive and any Person that would be material to the performance of such executive’s employment duties, or the ability of any member of the Company Group to conduct the business of such member;

(ii)           except as set forth on the attached “Employees Schedule” no labor organization or group of employees has filed any application for certification or representation petition or made any written or oral demand for recognition;

(iii)          to the Knowledge of the Company (which, for purposes of this Section 6R, shall not require or include any inquiry), no union organizing or decertification efforts are underway or threatened and no other question concerning representation exists; and

(iv)          no labor strike, work stoppage, slowdown, or other material labor dispute has occurred, and none is underway or, to the Knowledge of the Company (which, for purposes of this Section 6R, shall not require or include any inquiry), threatened.

6S.           Environmental and Safety Matters.

(i)            The Company Group is in compliance with Environmental, Health, and Safety Requirements, except for such non-compliance as could not reasonably be expected to have a Material Adverse Effect.

(ii)           The Company Group has not received any written notice, report or other information in writing regarding (a) any actual or alleged material violation by any member of the Company Group of Environmental, Health, and Safety Requirements, or (b) any material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Company Group or their facilities arising under Environmental, Health, and Safety Requirements, except for such non-compliance as could not reasonably be expected to have a Material Adverse Effect.

6T.          Affiliated Transactions.  Except as set forth on the attached “Affiliated Transactions Schedule” and except as described in the Public Reports, as of the Closing Date, no officer, director or Affiliate of any member of the Company Group is a party to any material written agreement, contract, commitment or transaction with any member of the Company Group or has any material interest in any property used by any member of the Company Group.

6U.          Customers and Suppliers.

(i)            The “Customers Schedule” lists the 20 largest customers of the Company Group (on a consolidated basis) for each of the two most recent Fiscal Years and sets forth opposite the name of each such customer the percentage of consolidated net sales attributable to such customer.

(ii)           The “Suppliers Schedule” lists the 10 largest suppliers of the Company Group (on a consolidated basis) for each of the two most recent Fiscal Years and sets forth opposite the name of each such supplier the amount of pre-tax expenditures attributable to such supplier during the periods specified in the Suppliers Schedule.

(iii)          Since the date of the Latest Balance Sheet, no supplier listed on the “Suppliers Schedule” has indicated in writing that it shall stop, or materially decrease the rate of, supplying materials, products or services to the Company Group, and (except as disclosed on the Customer Schedule) no customer listed on the “Customer Schedule” has indicated in writing that it shall stop, or materially decrease the rate of, buying materials, products or services from the Company Group.

6V.          Accounts Receivable.  Except as set forth on the attached “Accounts Receivable Schedule”, all accounts receivable and other receivables, billed and unbilled, and all negotiable instruments, or other instruments and chattel paper, as are payable to the Company Group (collectively, the “Accounts Receivable”) have arisen in the Ordinary Course of Business in bona fide transactions.

6W.         Governmental Consents.  No material permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Entity is required in connection with the execution, delivery and performance by each member of the Company Group of this Agreement and the other Transaction Agreements to which such member of the Company Group is a party, except for such as have been obtained and except for filings required by applicable securities Laws.

6X.          Representations and Warranties of SAS in the Acquisition Agreement.  To the Company’s actual knowledge, the representations and warranties of SAS contained in Article 2 of the Acquisition Agreement are true and correct as of the date hereof.

6Y.          Disclosure.  This Agreement, the other Transaction Agreements and the exhibits, schedules, certificates and other documents prepared by or on behalf of the Company and delivered on or before the date hereof to any Purchaser in connection with the transactions contemplated hereby and thereby, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in the light of circumstances under which they were made, not misleading; provided, that with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.  There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Public Reports, other documents, certificates and other writings delivered to the Purchasers by or on behalf of the Company specifically for use in connection with the transactions contemplated by the Transaction Agreements.

Section 7.               Redemption of the Notes

7A.          Mandatory Redemption.  On the sixth anniversary of the Closing Date (the “Scheduled Redemption Date”), the Company shall redeem all outstanding Notes at a price for each Note equal to its Accrued Amount.

7B.          Optional Redemption.

(i)            On or after the Closing Date and prior to the second anniversary thereof, the Company may redeem the Tranche A Notes at any time in whole, or from time to time in part, in aggregate principal amounts of not less than $500,000 and in increments of $100,000, at a redemption price equal to the Accrued Amount as of the date of such redemption of the Tranche A Notes to be redeemed.  At any time following the Optional Redemption Date, the Company may redeem, in whole and not in part, all Tranche A Notes then outstanding (together with all Tranche B Notes then outstanding, pursuant to Section 7B(ii)), at a price for each Tranche A Note equal to the Accrued Amount for such Tranche A Note multiplied by the applicable percentage set forth in Section 7B(ii) below for the date of redemption.

(ii)           No Tranche B Note may be redeemed at the election of the Company prior to the Optional Redemption Date.  At any time following the Optional Redemption Date, the Company may redeem, in whole and not in part, all Tranche B Notes then outstanding (together with all Tranche A Notes then outstanding, pursuant to Section 7B(i)), at a price for each Tranche B Note equal to the Accrued Amount for such Tranche B Note multiplied by the applicable percentage below for the date of redemption:

Date of Redemption	Percentage of Accrued Amount
After the second, and up to and including the third, anniversary of the Closing Date	105%
After the third, and up to and including the fourth, anniversary of the Closing Date	103%
After the fourth, and up to and including the fifth, anniversary of the Closing Date	101%
Thereafter	100%

7C.          Special Redemptions.

(i)            If a Change of Control occurs or the Company or the Parent obtains knowledge that a Change of Control is proposed to occur, the Company shall give prompt written notice of such actual or proposed Change of Control describing in reasonable detail the material terms and date of consummation thereof to each holder of Notes, but in any event such notice shall not be given later than thirty days prior to the occurrence of such Change of Control, and the Company shall give each holder of Notes prompt written notice of any material change in the terms or timing of such transaction.  Any holder of Notes may require the Company to redeem all or any portion of the Notes owned by such holder at a price for each Note equal to (a) 110% of the Accrued Amount thereof as of the date of such redemption of the Notes to be redeemed,  if the Change of Control occurs at any time prior to and including the second anniversary of the Closing Date and (b) the Accrued Amount thereof as of the date of such redemption for each Note to be redeemed, multiplied by the applicable percentage set forth in Section 7B(ii) above for the date upon which such Change of Control occurs (regardless of the date upon which such redemption occurs), by giving written notice to the Company of such election prior to the later of (x) 21 days after receipt of the Company notice and (y) five days prior to the consummation of the Change of Control (the “Redemption Notice Date”).  The Company shall give prompt written notice of any such election to all other holders of Notes within five days after the receipt thereof, and each such holder shall have until the later of (a) such date which is as soon as practicable following the occurrence of the Change of Control or (b) ten days after receipt of such second notice to request redemption pursuant to this Section 7C(i) (by giving written notice to the Company) of all or any portion of the Notes owned by such holder.

(ii)           Upon receipt of such election(s), the Company shall be obligated to redeem the Notes specified therein on the occurrence of the Change of Control.  If any proposed Change of Control does not occur, all requests for redemption in connection therewith shall be automatically rescinded, or if there has been a material change in the terms or the timing of the transaction, any holder of Notes may rescind such holder’s request for redemption by giving written notice of such rescission to the Company.

(iii)          Redemptions made pursuant to this Section 7C shall not relieve the Company of its obligation to redeem Notes that remain outstanding on the Scheduled Redemption Date pursuant to Section 7A above.

7D.          Redemption Payments.  For each Note which is to be redeemed pursuant to this Agreement, the Company shall be obligated on the Redemption Date to pay to the holder thereof (upon surrender by such holder at the Company’s principal office of the instrument evidencing such Note) an amount in immediately available funds as determined under this Section 7.

7E.           Notice of Redemption.  The Company shall give written notice of any redemption of any Notes pursuant to Section 7B to each record holder thereof not more than 60 days nor less than 5 days prior to the date on which such redemption is to be made.

7F.           Interest After Redemption Date.  No Note shall be entitled to any interest accruing after the Redemption Date for such Note.  On such date, all rights of the holder of such Note shall cease, and such Note shall no longer be deemed to be outstanding.

7G.          Tax Gross-Up.  All payments to be made by the Company under this Agreement or any Note shall be made without set-off or counterclaim and without deduction for or on account of any present or future Tax (excluding capital Taxes and Taxes imposed on or measured by the net income of the holder of a Note by the jurisdictions under the Laws of which such holder is organized or carries on business or any political subdivisions thereof) unless the Company is compelled by law to make payments subject to such Tax.  In such event, the Company shall:

(i)            pay to the holder of the Note, for the account of such holder, such additional amounts as may be necessary to ensure that the holder of the Note receives a net amount equal to the full amount which would have been receivable under this Agreement or any Note had the payment not been made subject to such Tax; and

(ii)           send to the holder of the Note such certificates or certified copies of receipts as such holder shall reasonably require as proof of the payment by the Company of any such Taxes payable by the Company.

7H.          Tax Gross-Up Adjustments.  The Company shall not be required to pay any additional amounts pursuant to Section 7G after an assignment of a Note by a Purchaser if immediately before the assignment, the Purchaser was not entitled to receive amounts under Section 7G.

Section 8.               Put Right.

8A.          Put Events.  At any time after (i) the occurrence of an Event of Default (without cure or waiver by the holders of a majority of the Underlying Common Stock or of the Majority Noteholders) of a type described in Sections 9A(i), 9A(ii), 9A(viii), 9A(x) and for so long as such Event of Default is continuing, or upon the occurrence of a Change of Control, or (ii) the first anniversary of the occurrence of any Event of Default (without cure or waiver by the holders of a majority of the Underlying Common Stock or of the Majority Noteholders) other than those described in Sections 9A(i), 9A(ii), 9A(viii) or 9A(x) (collectively, a “Triggering Event”), any holder of Warrants or Underlying Common Stock (collectively, the “Put Securities”) shall have the option to require the Company to purchase all of the Put Securities then outstanding held by such holder at a purchase price equal to the price specified in Section 8E for the Put Securities.  Such option may be exercised by written notice (a “Put Notice”) to the Company to that effect given at any time prior to (x) 20 business days after such holder receives written notice from the Company of the occurrence of such Event of Default or Change of Control, in the case of an Event of Default described in clause (i) above or a Change of Control, or (y) 20 business days after the latter of the first anniversary of the occurrence of such Event of Default and the date upon which such holder receives written notice from the Company of the occurrence of such Event of Default, in the case of any Event of Default not described in clause (i) above.

8B.          Obligation After Notice.  Upon receipt of such Put Notice, the Company shall be obligated to purchase the Put Securities specified in such Put Notice on the date that is 15 business days after the receipt of such Put Notice (the “Put Closing Date”).

8C.          Closing.  The closing for any payment of the Put Price due to any holder of Put Securities under this Section 8 shall occur at the offices of Choate, Hall & Stewart, LLP, 2 International Place, Boston, Massachusetts 02110, or at such other place as the Company and such holder may agree.  The payment of the Put Price which is due to any holder of any Put Securities pursuant to this Section 8 shall be paid by the Company, against delivery of the certificates evidencing such Put Securities, in immediately available funds.

8D.          Prohibitions on Payment.  Notwithstanding anything to the contrary in this Section 8, if payment of the Put Price pursuant to this Section 8 is prohibited due to applicable restrictions contained in (1) applicable Law or (2) agreements governing Senior Debt of the Company Group, the Company shall (x) use commercially reasonable efforts to obtain financing for such payment and use commercially reasonable efforts to obtain all necessary consents and waivers to permit such payment, (y) pay in immediately available funds the largest portion of such payment (pro rata to each of the holders of Put Securities from whom the Company are then obligated to purchase any Put Securities in proportion to the Put Securities to be purchased from each holder) on the Put Closing Date that the Company is able to pay without causing a violation and (z) pay the remaining amount of the Put Price as soon as reasonably practicable after it is no longer prohibited from making such payment.

8E.           Put Price.  The “Put Price” for any Underlying Common Stock pursuant to this Section 8 shall be the Triggering Event Value for such Underlying Common Stock.  “Put Price” for any Warrant pursuant to this Section 8 shall be the aggregate Triggering Event Value of the Underlying Common Stock issuable upon the exercise of such Warrant reduced by the aggregate exercise price payable pursuant to such Warrant to purchase such Underlying Common Stock.

Section 9.               Events of Default.

9A.          Definition.  An “Event of Default” shall have occurred if at any time following the Closing:

(i)            the Company defaults in the payment in full in cash of any principal, or, with respect to any redemption of the Notes as and when required under Section 7, the portion of the Accrued Amount consisting of interest, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for redemption or by declaration or otherwise;

(ii)           any member of the Company Group fails to pay when due any other amount owing hereunder or pursuant to any other Transaction Agreement, if such failure continues for more than five (5) Business Days after the same becomes due and payable;

(iii)          any member of the Company Group is in default in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate amount for all such defaults exceeding $500,000, beyond any grace period provided with respect thereto;

(iv)          any member of the Company Group breaches or otherwise fails to perform or observe in any material respect any covenant or agreement set forth in Section 4B or 4F of this Agreement or Section 3.3 of the Parent Guaranty;

(v)           any member of the Company Group breaches or otherwise fails to perform or observe in any material respect any other obligation, covenant or agreement set forth in any Transaction Agreement, other than those covenants and agreements set forth in Section 4B, or 4F of this Agreement or Section 3.3 of the Parent Guaranty, which shall be governed by the terms of Section 9A(iv) and other than an event described in clause (i) or (ii) above, if such breach or failure is not cured within 45 days from the date of such breach or failure;

(vi)          any representation, warranty or certification made in writing by any member of the Company Group in any Transaction Agreement (i) that is not qualified as to materiality proves to have been false or incorrect in any material respect as of the date made or (ii) that is qualified as to materiality proves to have been false or incorrect in any respect as of the date made;

(vii)         any (A) default which results in the acceleration of any Indebtedness of any member of the Company Group where the principal amount of such Indebtedness, when added to the principal amount of all other Indebtedness (other than the Notes) of the Company Group then in default and accelerated or past due, exceeds $500,000, or (B) final judgment or judgments for the payment of more than $1,000,000 in the aggregate (net of any portion of such judgment or judgments paid by any member of the Company Group’s insurance carrier) is or are entered against any member of the Company Group and such judgment or judgments is or are not discharged or dismissed or stayed pending appeal within 90 days after entry;

(viii)        (A) any member of the Company Group makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or (B) an order, judgment or decree is entered adjudicating any member of the Company Group is insolvent; or any order for relief with respect to any member of the Company Group is entered under the Federal Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), or the Winding-Up and Restructuring Act (Canada) (including the appointing of a receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, custodian, sequestrator, administrator, agent or similar official of any member of the Company Group, or of any substantial part of their respective properties); or (C) any member of the Company Group petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver, interim receiver, receiver and manager or liquidator of any member of the Company Group or of any substantial part of the assets of any member of the Company Group, or commences any proceeding (other than a proceeding for the voluntary liquidation and dissolution of a Subsidiary of the Company) relating to any member of the Company Group under any bankruptcy, reorganization, winding-up, composition, rescheduling, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or (D) any holder of a Lien takes possession, foreclosure, seizure, retention, sale or other disposition of, or a receiver, interim receiver, receiver and manager, administrator or other similar officer is appointed for, all or substantially all of the properties, assets or revenues of any member of the Company Group; or (E) any such petition or application is filed, or any such proceeding is commenced, against any member of the Company Group, and either (1) the Company or any Subsidiary of the Company, as the case may be, by any act indicates its approval thereof, consent thereto or acquiescence therein, (2) with respect to clause (D) above, such petition, application or proceeding is not dismissed within 60 days or (3) with respect to clause (E) above, such proceeding is not dismissed within 60 days;

(ix)           EAG or EAG Holdco fails to execute and deliver to the Purchasers a joinder to the Subsidiary Guaranty, in form and substance reasonably satisfactory to the Purchasers, on or prior to the close of business on the 14th day after the Closing Date; or

(x)            EAG or EAG Holdco fails to execute and deliver to the Purchasers a joinder to the Subsidiary Guaranty, in form and substance reasonably satisfactory to the Purchasers, on or prior to the close of business on the 180th day after the Closing Date.

9B.          Consequences of Events of Default Under the Notes.

(i)            If an Event of Default of a type described in Section 9A(i) or 9A(ii) has occurred and is continuing, any holder of Notes then outstanding may, upon delivery of written notice to the Company (so long as the Majority Noteholders have consented thereto in writing), require that each Note held by such holder be immediately redeemed by the Company at a price equal to the Accrued Amount of such Note multiplied by (x) 105%, if such notice is given on or prior to the third anniversary of the Closing, or (y) the percentage set forth in Section 7B(ii) for the date of such notice if such notice is given after the third anniversary of the Closing.  The Company shall redeem all Notes as to which rights under this Section 9B(i) have been exercised, within five (5) days after its receipt of such notice.

(ii)           If an Event of Default of a type described in any of Sections 9A(iii) through 9A(vii) has occurred and is continuing, any holder of Notes then outstanding may require at any time after the first anniversary of the occurrence of such Event of Default, by written notice delivered to the Company after such anniversary (so long as the Majority Noteholders have consented thereto in writing), that each Note held by such holder be immediately redeemed by the Company at a price equal to the Accrued Amount of such Note multiplied by (x) 105%, if such notice is given on or prior to the third anniversary of the Closing, or (y) the percentage set forth in Section 7B(ii) for the date of such notice if such notice is given after the third anniversary of the Closing.  The Company shall redeem all Notes as to which rights under this Section 9B(ii) have been exercised, within five (5) days after its receipt of such notice.

(iii)          If an Event of Default of a type described in Sections 9A(viii) or 9A(x) has occurred, the Company shall immediately redeem all Notes at a price for each Note equal to the Accrued Amount thereof multiplied by (x) 105%, if such Event of Default occurs on or prior to the third anniversary of the Closing, or (y) the percentage set forth in Section 7B(ii) for the date upon which such Event of Default occurs, if such Event of Default occurs after the third anniversary of the Closing.

(iv)          If an Event of Default of a type described in Sections 9A(i), 9A(ii) or 9A(ix) or a breach of Section 4F(ii) (in any case, an “Interest Rate Trigger Event”) occurs, then the interest rate on each outstanding Note shall increase immediately by an increment of 200 basis points, and such increase will continue until the next day upon which no Increase Period (whether for such Interest Rate Trigger Event or any other Interest Rate Trigger Event) is continuing, subject to subsequent increases pursuant to this Section 9B(iv); provided that such interest rate shall not be increased by more than 200 basis points in the aggregate at any given time.  As used in this Section 9B(iv):

(A)          the “Increase Period” for an Event of Default of a type described in Section 9A(i) or 9A(ii) will commence on the date upon which such Event of Default occurs and will end on the earlier of (x) the last day of the 90-Day Period (as defined below) during which such Event of Default is cured and (y) the date upon which such Event of Default is waived in writing by Majority Noteholders;

(B)           a “90-Day Period” for an Event of Default of a type described in Section 9A(i) or 9A(ii) means any 90-day period that ends on the day that is 90 days (or on a day that is an integral multiple of 90 days) after the date upon which such Event of Default occurs;(1)

(C)           the “Increase Period” for an Event of Default of a type described in Section 9A(ix) will commence on the date upon which such Event of Default occurs and will end on the earlier of (x) the date upon which such Event of Default is cured and (y) the date upon which such Event of Default is waived in writing by Majority Noteholders; and

(D)          the “Increase Period” for a breach of Section 4F(ii) will commence on the date upon which such breach occurs and will end on the earlier of (x) the date upon which the Company delivers to the Noteholders the items described in Section 4D(ii) for the next succeeding Fiscal Quarter as of the end of which the Consolidated EBITDA (for the period of four consecutive Fiscal Quarters ending on the last day of such Fiscal Quarter) is not less than the applicable amount set forth in Section 4F(ii) and (y) the date upon which such Event of Default is waived in writing by Majority Noteholders.

(v)           If any Event of Default exists, each holder of Notes shall also have any other rights which such holder is entitled to at any time under any other Transaction Agreement, any other contract or agreement and any other rights which such holder may have pursuant to applicable Law.

(vi)          In the case of a purchase or redemption pursuant to Section 7C or this Section 9B, if the funds of the Company legally available for redemption of Notes on any Redemption Date are insufficient to redeem the Notes (plus any premium payable thereon) to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of Notes (plus any premium payable thereon) pro rata among the holders of the Notes to be redeemed based upon the number

(1)           e.g., if an Event of Default of a type described in Section 9A(i) or 9A(ii) is cured on the 10th day after such Event of Default occurs, then the Increase Period for such Event of Default will end on the 90th day after the date upon which such Event of Default occurred; and if an Event of Default of a type described in Section 9A(i) or 9A(ii) is cured on the 150th day after such Event of Default occurs, then the Increase Period for such Event of Default will end on the 180th day after the date upon which such Event of Default occurred; in each case, unless such Event of Default is earlier waived in writing by Majority Noteholders.

of Notes held by each such holder.  Notwithstanding the provisions of the first sentence of this Section 9B(vi), at any time thereafter when additional funds of the Company are legally available for the redemption of Notes, such funds shall immediately be used to redeem the Notes (plus any premium payable thereon) which the Company have become obligated to redeem on any Redemption Date but which it has not redeemed.

(vii)         At any time after any Notes have been declared due and payable pursuant to Section 9B, the Majority Noteholders, by written notice to the Company, may rescind and annul any such declaration and its consequences.  No rescission and annulment under this paragraph will extend to or affect any subsequent Event of Default or Potential Event of Default or impair any right consequent thereon.

Section 10.             Miscellaneous.

10A.        Commitment Fees; Expenses.

(i)            On the Closing Date, the Company shall pay to each Purchaser a commitment fee in an amount equal to 2% of the aggregate principal amount of the Notes purchased by such Purchaser under this Agreement at the Closing (the “Commitment Fee Amount”).

(ii)           Each member of the Company Group agrees, jointly and severally, to pay, and hold the Purchasers harmless against any Liability for the payment of (a) the reasonable and documented fees and expenses incurred by the Purchasers and their legal, accounting and other advisors arising in connection with their due diligence review of the Company Group (including EAG), the negotiation and execution of the Commitment Letter (and exhibits and annexes attached thereto), this Agreement and each of the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby, in an amount not to exceed $250,000, and (b) the reasonable and documented fees and expenses incurred with respect to any restatements, amendments or waivers (whether or not the same become effective) under or in respect of this Agreement or any other Transaction Agreement.  Each member of the Company Group shall pay, and hold each Purchaser and each holder of Notes, Warrants and Underlying Common Stock harmless against Liability for the payment of, (1) stamp and other similar taxes (but excluding any income taxes of Purchasers) which may be payable in respect of the execution and delivery of this Agreement or the issuance, delivery or acquisition of any Notes or Put Securities, and (2) the fees and out-of-pocket expenses incurred with respect to the enforcement of the rights granted under this Agreement or any other Transaction Agreement, and (3) the reasonable fees and expenses incurred by each Purchaser in making any filing with any Governmental Entity with respect to its investment in the Company or in any other filing with any Governmental Entity with respect to the Company which mentions such Purchaser.

10B.        Remedies; Survival of Representations, Warranties and Covenants; Indemnification.

(i)            Each holder of Notes, Warrants and Underlying Common Stock shall have all rights and remedies set forth in this Agreement and the other Transaction Agreements for the benefit of each such holder and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any Law.  Any Person having any rights under any provision of this Agreement or any other Transaction Agreement shall be entitled to enforce such rights specifically, to recover damages by reason of any breach of any provision of this Agreement or any other Transaction Agreement and to exercise all other rights granted by Law.  The following indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any holder of Notes, Warrants or Underlying Common Stock may have for breach of representation, warranty or covenant with respect to any member of the Company Group, or the transactions contemplated by this Agreement or by the other Transaction Agreements.  The representations and warranties set forth in this Agreement shall survive the Closing.

(ii)           In consideration of each Purchaser’s execution and delivery of this Agreement and acquiring the Notes hereunder and in addition to all of the Company’s other obligations under this Agreement and the other Transaction Agreements, the Company agrees to indemnify on an after-tax basis and defend, protect and hold harmless each Purchaser and its Affiliates and each of their respective directors, officers, employees, agents, counsel and attorneys-in-fact (including those retained in connection with the transactions contemplated by this Agreement), successors and assigns (collectively, the “Indemnitees”) from and against any and all actual Claims, costs, damages, deficiencies, expenses (including interest, court costs, fees of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any Claim, default or assessment), fees, fines, liabilities, losses and penalties (hereinafter individually, a “Loss” and collectively, “Losses”) which, directly or indirectly, arise out of, result from or relate to (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought) the execution, delivery, enforcement, performance and administration of this Agreement and any other Transaction Agreements, or the transactions contemplated hereby and thereby (including, without limitation, so-called work-outs and/or restructurings and all amendments, waivers and consents hereunder or thereunder, whether or not effected), and with respect to any investigation, litigation or proceeding (including any insolvency proceeding or appellate proceeding) related to this Agreement or the Notes or transactions contemplated hereby or the use of the proceeds thereof, whether or not any Indemnitee is a party thereto; provided, that the Company shall have no obligation hereunder to any Indemnitee with respect to Losses to the extent arising from the bad faith, gross negligence or willful misconduct of such Indemnitee (or any of its officers, directors, employees, counsel, agents or attorneys-in-fact) as determined by a court of competent jurisdiction in a final order not subject to further appeal.

10C.        Purchaser’s Representations; Legends.

(i)            Purchaser’s Representations.

(a)           Authorization.  Each Purchaser hereby represents that it has full power and authority to enter into this Agreement and the other Transaction Agreements, and this Agreement and the other Transaction Agreements constitute its valid and legally binding obligations, enforceable in accordance with their respective terms.

(b)           Disclosure of Information.  Each Purchaser hereby represents that it has received and reviewed the information about the Company Group that it has requested and represents that it has had ample opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Notes and Warrants and the business, properties, prospects and financial condition of the Company Group that it has requested.  The foregoing, however, does not limit or modify the representations and warranties in Section 6 or the right of the Purchasers to rely thereon.

(c)           Investment Experience.  Each Purchaser hereby represents that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Notes, Warrants and Underlying Common Stock.  Such Purchaser also represents it has not been organized for the purpose of acquiring the Notes, Warrants or Underlying Common Stock.

(d)           Investment Intent; Own Account.  Each Purchaser hereby severally represents that it is acquiring the Notes, Warrants and Underlying Common Stock purchased hereunder or acquired pursuant hereto as principal for its own account, not as nominee or agent, with the present intention of holding such securities for purposes of investment, and that it has no intention of selling such securities in violation of any applicable United States securities Laws; provided that nothing contained herein shall prevent any Purchaser and subsequent holders of Notes, Warrants or Underlying Common Stock from transferring such securities to its Affiliates or any other Person in compliance with the provisions of Section 5 of this Agreement.  Each Purchaser further represents that such Purchaser does not have any contract, undertaking or agreement with any Person to sell, transfer or grant participations to such Person or to any other Person with respect to the Notes, Warrants and Underlying Common Stock.  Each Purchaser understands that the Notes, Warrants and Underlying Common Stock have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that, subject to the Registration Rights Agreement, the Parent and the Company are not required to register the Warrants or the Notes.

(e)           Brokerage.  There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon any Purchaser.

The Purchasers shall pay, and hold each member of the Company Group harmless against, any Liability (including attorneys fees and out-of-pocket expenses) arising in connection with any such claim.

(f)            Each Purchaser hereby represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(1)           the Source is an “insurance company general account” as defined in Section V(e) of Prohibited Transaction Exemption (“PTE”) 95-60 (issued July 12, 1995) and, except as such Purchaser has disclosed to the Company in writing pursuant to this Section (1), the amount of reserves and liabilities for the general account contract(s) held by or on behalf of any employee benefit plan or group of plans maintained by the same employer or employee organization do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with the state of domicile of the insurer; or

(2)           the Source is a separate account of an insurance company maintained by such Purchaser in which an employee benefit plan (or its related trust) has an interest, which separate account is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to such plan and to any participant or beneficiary of such plan (including any annuitant) are not affected in any manner by the investment performance of the separate account; or

(3)           the Source is either (A) an insurance company pooled separate account, within the meaning of PTE 90-1 (issued January 29, 1990), or (B) a bank collective investment fund, within the meaning of the PTE 91-38 (issued July 12, 1991) and, except as such Purchaser has disclosed to the Company in writing pursuant to this Section (3), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(4)           the Source constitutes assets of an “investment fund” (within the meaning of Part V of the QPAM Exemption) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (A) the identity of such QPAM and (B) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this Section (4); or

(5)           the Source is a governmental plan; or

(6)           the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this Section (6); or

(7)           the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 10(c)(i)(f), the terms “employee benefit plan”, “governmental plan”, “party in interest” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA, and the term “QPAM Exemption” means PTE 84-14 (issued March 13, 1984).

(ii)           Legends.  Each certificate or instrument representing Notes, Warrants and Underlying Common Stock shall be imprinted with a legend in substantially the following form, as applicable:

“THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS.  THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE ISSUER OF SUCH SECURITIES (THE “COMPANY”), THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS INSTRUMENT IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE NOTE PURCHASE AGREEMENT, DATED AS OF NOVEMBER 22, 2005, AMONG THE COMPANY AND THE OTHER PARTIES REFERRED TO THEREIN, AS AMENDED AND MODIFIED FROM TIME TO TIME, AND THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER.  A COPY OF SUCH CONDITIONS

SHALL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.

10D.        Entire Agreement.  This Agreement, the other Transaction Agreements and the other agreements and instruments referred to herein and therein contain the entire agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties hereto, written or oral, which may have related to the subject matter hereof in any way, including that certain Commitment Letter by and between the Company and ABRY dated as of September 21, 2005 (the “Commitment Letter”).

10E.         Successors and Assigns.  Except as otherwise expressly provided herein or therein, all covenants and agreements contained in this Agreement or any other Transaction Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.  In addition, and whether or not any express assignment has been made, the provisions of this Agreement or any other Transaction Agreement which are for any Purchaser’s benefit as a purchaser or holder of Notes, Warrants or Underlying Common Stock are also for the benefit of, and enforceable by, any subsequent holder of such Notes, Warrants or Underlying Common Stock and such subsequent holder shall be deemed a “Purchaser” hereunder in all respects.  No member of the Company Group may assign its rights under this Agreement without the prior written consent of the Majority Noteholders and the holders of a majority of the Underlying Common Stock.

10F.         Counterparts.  This Agreement and any other Transaction Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement.

10G.        Descriptive Headings; Interpretation.  Section headings used in this Agreement or in any other Transaction Agreement are for convenience only and are not to affect the construction of, or to be taken into consideration in interpreting, such agreement.  The use of the word “including” or any variation or derivative thereof in this Agreement or in any other Transaction Agreement is by way of example rather than by limitation.  All references in this Agreement to “dollars” or “$” shall be to United States dollars and all references to “Section”, “subsection” or “clause” shall be references to this Agreement.

10H.        Notices; Business Days.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement or any other Transaction Agreement shall be in writing and shall be deemed to have been received when delivered personally to the recipient or when sent by facsimile followed by delivery by reputable overnight courier service (charges prepaid), one day after being sent to the recipient by reputable overnight courier service (charges prepaid) or five days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid.  Any notice, demand or other communication hereunder may be given by any other means (including telecopy or electronic mail), but shall not be deemed to have been duly given unless and until it is actually received by the intended recipient.  Such notices, demands and other communications shall be sent to (i) each Purchaser at the address indicated for such Purchaser on Annex 1 attached hereto,

(ii) any other holder of Notes, Warrants or Underlying Common Stock at the address set forth in the Company’s records and (iii) the Company at the address indicated below:

175 Columbia St. West, Suite 102 Waterloo, Ontario Canada N2L 5Z5 Attention: David Strucke Facsimile: 1-519-747-5282

with a copy (which shall not constitute notice to the Company) to: Choate, Hall & Stewart LLP Two International Place Boston, MA 02110 Attention: Fred Callori, Esq. Facsimile: 1-617-248-4000

or to such other address, to the attention of such other Person and/or with such other copy or copies as the recipient party has specified by prior written notice to the sending party.  If any time period for giving notice or taking action expires on a day which is a Saturday, Sunday or legal holiday in the Province of Ontario, Canada or the Commonwealth of Massachusetts (any other day being a “business day”), such time period shall automatically be extended to, the next business day immediately following such Saturday, Sunday or legal holiday.

10I.          Consent to Amendments and Waivers.  Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company Group or the holders of the Notes unless such modification, amendment or waiver is approved in writing by (i) the Company, (ii) the Majority Noteholders and (iii) with respect to any provision which survives the repayment of the Notes and which is not otherwise covered by the terms of the Warrant Agreement, the holders of a majority of the Underlying Common Stock.  Notwithstanding the foregoing, without the consent of any other Person, the Company may amend this Agreement to change the addresses for notice to any Person at such Person’s request.  No other course of dealing between the Company and any holder of Notes, Warrants or Underlying Common Stock or any delay in exercising any rights, power or remedy under this Agreement or any of the other Transaction Agreements shall operate as a waiver of any rights of any such holder.

10J.         Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or any other Transaction Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement or such other Transaction Agreement.

10K.        Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other Transaction Agreements.  In the event an ambiguity or question of intent or interpretation arises, this Agreement and the other Transaction Agreements shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement or any other Transaction Agreement.  Nothing in the schedules attached hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the schedule attached hereto identifies the exception with particularity and describes the relevant facts in detail.  Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself or the content of such document or other item).  The parties hereto intend that each representation, warranty, and covenant contained herein shall have independent significance.  If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty, or covenant.

10L.         Incorporation of Annexes, Schedules and Exhibits.  The annexes, schedules and exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

10M.       Registered Holders; Ownership.  As used in this Agreement and each of the other Transaction Agreements, references to a “holder” of Notes, Warrants or Underlying Common Stock shall mean the registered holder of such Notes, Warrants or Underlying Common Stock as set forth in the Company’s records.  For purposes of this Agreement and each of the other Transaction Agreements, all holdings of Notes, Warrants or Underlying Common Stock by Persons who are Affiliates of each other shall be aggregated for purposes of meeting any threshold tests under this Agreement and each of the other Transaction Agreements.

10N.        GOVERNING LAW.  TO THE EXTENT APPLICABLE, THE CORPORATE LAW OF THE STATE OF DELAWARE SHALL GOVERN ALL ISSUES AND QUESTIONS CONCERNING THE RELATIVE RIGHTS AND OBLIGATIONS OF COMPANY AND ITS SECURITYHOLDERS.  ALL OTHER ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT AND ANY OF THE OTHER TRANSACTION AGREEMENTS AND THE ANNEXES, EXHIBITS AND SCHEDULES HERETO AND THERETO SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE COMMONWEALTH OF MASSACHUSETTS.  IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE COMMONWEALTH OF MASSACHUSETTS SHALL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT AND EACH OF

THE OTHER TRANSACTION AGREEMENTS (AND ALL ANNEXES, SCHEDULES AND EXHIBITS HERETO AND THERETO), EVEN THOUGH UNDER THAT JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

10O.        JURISDICTION AND VENUE.  ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY HERETO WITH RESPECT TO THIS AGREEMENT OR ANY OTHER TRANSACTION AGREEMENT SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN BOSTON, MASSACHUSETTS.  BY EXECUTING AND DELIVERING THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS TO WHICH THEY ARE A PARTY, THE COMPANY AND EACH HOLDER OF NOTES, WARRANTS AND UNDERLYING COMMON STOCK, ACCEPTS THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION AGREEMENTS.  THE COMPANY AND EACH HOLDER OF NOTES, WARRANTS AND UNDERLYING COMMON STOCK HEREBY WAIVE ANY CLAIM THAT MASSACHUSETTS IS AN INCONVENIENT FORUM OR AN IMPROPER FORUM BASED ON LACK OF VENUE.

10P.         WAIVER OF RIGHT TO JURY TRIAL.  THE COMPANY AND EACH HOLDER OF NOTES, WARRANTS AND UNDERLYING COMMON STOCK HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY in any litigation in any court with respect to, in connection with, or arising out of this Agreement or any of the other Transaction Agreements or the validity, protection, interpretation, collection or enforcement hereof or thereof.  EACH PARTY HERETO AGREES THAT THIS SECTION 10P IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND EACH OF THE OTHER TRANSACTION AGREEMENTS AND ACKNOWLEDGES THAT EACH OTHER PARTY HERETO WOULD NOT HAVE ENTERED INTO THIS AGREEMENT OR MADE AN INVESTMENT HEREUNDER IF THIS SECTION 10P WERE NOT PART OF THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS.

10Q.        Confidentiality.  For the purposes of this Section, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement or the other Transaction Agreements that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified in a tangible manner when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser or any of its Representatives prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser or any of its Representatives other than through disclosure by the Company or any Subsidiary or (d) without limiting clause (a) above, constitutes financial statements delivered to such Purchaser under this Agreement that are otherwise publicly available.  Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, limited partners and other investors, trustees, employees, agents, attorneys and affiliates, (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 10Q (the Persons described in clauses (i) and (ii) being such Purchaser’s “Representatives”), (iii) any other holder of any Note or Underlying Common Stock, (iv) any institutional investor to which it sells or considers selling any Note and/or Underlying Common Stock or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 10Q), (v) any Person from which it considers purchasing any security of the Company or any Subsidiary (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 10Q), (vi) any Federal or state regulatory authority having jurisdiction over such Purchaser or any of its Representatives, (vii) any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure such Purchaser’s deems in good faith to be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser or any of its Representatives, (x) in response to any subpoena or other legal process or (y) in the enforcement or for the protection of such Purchaser’s rights and remedies under any Transaction Agreement.  Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 10Q as though it were a party to this Agreement.

10R.        Consideration for Notes.  The Purchasers and the Company acknowledge and agree that the fair market value of the Tranche A Notes on the Closing Date is $5,800,000, and the fair market value of the Tranche B Notes on the Closing Date is $14,500,000.  Each Purchaser and the Company shall file their respective federal, state, provincial, territorial and local Tax returns in a manner which is consistent with such valuation and allocation and shall not take any contrary position with any Taxing authority.

IN WITNESS WHEREOF, the parties have executed this Note Purchase Agreement as of the date first written above.

COMPANY:

NAVTECH SYSTEMS SUPPORT INC.

By:
Name:
Title:

PURCHASERS:

ABRY MEZZANINE PARTNERS, L.P.

By:	ABRY MEZZANINE INVESTORS, L.P.,
Its General Partner

By:	ABRY MEZZANINE HOLDINGS LLC,
Its General Partner

By:
Name:
Title:

ABRY INVESTMENT PARTNERSHIP, L.P.

By:	ABRY Investment GP, LLC
Its General Partner

By:
Name:
Title:

ANNEX 1
SCHEDULE OF PURCHASERS

Names and Addresses	Tranche A Notes	Tranche B Notes

ABRY Mezzanine Partners, L.P. 111 Huntington Avenue 30th Floor Boston, MA 02199 Attention: John Hunt Facsimile: (617) 859-8797	$5,973,371.43	$14,933,428.57

with a copy (which shall not constitute notice to the Purchaser) to:

Kirkland & Ellis LLP Citigroup Center 153 East 53rd Street New York, NY 10022 Attention: John Kuehn, Esq. Facsimile: (212) 446-6460

ABRY Investment Partnership, L.P. 111 Huntington Avenue 30th Floor Boston, MA 02199 Attention: John Hunt Facsimile: (617) 859 8797	$26,628.57	$66,571.43

with a copy (which shall not constitute notice to the Purchaser) to:

Kirkland & Ellis LLP Citigroup Center 153 East 53rd Street New York, NY 10022 Attention: John Kuehn, Esq. Facsimile: (212) 446-6460

TOTAL	$6,000,000	$15,000,000

Annex 1